                                                                     Exhibit 2.1

                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                       SmartForce Public Limited Company,

                             Slate Acquisition Corp.

                                       and

                              SkillSoft Corporation

                            Dated as of June 10, 2002

                                TABLE OF CONTENTS

                                                                                    Page
                                                                                    ----
ARTICLE I THE MERGER................................................................  2
   1.1   The Merger.................................................................  2
   1.2   The Closing................................................................  2
   1.3   Certificate of Incorporation and By-laws of the Surviving Corporation......  2
   1.4   Directors and Officers of the Surviving Corporation........................  3
   1.5   Tax Consequences...........................................................  3
ARTICLE II CONVERSION OF SECURITIES.................................................  3
   2.1   Conversion of Capital Stock................................................  3
   2.2   Exchange of Certificates...................................................  4
   2.3   SkillSoft Stock Plans......................................................  6
   2.4   Taking Necessary and Further Action........................................  7
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SKILLSOFT.............................  7
   3.1   Organization, Standing and Power; Subsidiaries.............................  8
   3.2   Capitalization.............................................................  8
   3.3   Subsidiaries............................................................... 10
   3.4   Authority; No Conflict; Required Filings and Consents...................... 11
   3.5   SEC Filings; Financial Statements; Information Provided.................... 13
   3.6   No Undisclosed Liabilities................................................. 14
   3.7   Absence of Certain Changes or Events....................................... 14
   3.8   Taxes...................................................................... 15
   3.9   Owned and Leased Real Properties........................................... 17
   3.10  Intellectual Property...................................................... 17
   3.11  Agreements, Contracts and Commitments...................................... 18
   3.12  Litigation................................................................. 19
   3.13  Environmental Matters...................................................... 19
   3.14  Employees.................................................................. 20
   3.15  Employee Benefit Plans..................................................... 21
   3.16  Compliance With Laws....................................................... 23
   3.17  Permits.................................................................... 24
   3.18  Insurance.................................................................. 24
   3.19  Opinion of Financial Advisor............................................... 24
   3.20  Section 203 of the DGCL Not Applicable..................................... 24
   3.21  Brokers.................................................................... 24
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SMARTFORCE AND THE
            TRANSITORY SUBSIDIARY................................................... 24
   4.1   Organization, Standing and Power; Subsidiaries............................. 25
   4.2   Capitalization............................................................. 25
   4.3   Subsidiaries............................................................... 27
   4.4   Authority; No Conflict; Required Filings and Consents...................... 28
   4.5   SEC Filings; Financial Statements; Information Provided.................... 31
   4.6   No Undisclosed Liabilities................................................. 32
   4.7   Absence of Certain Changes or Events....................................... 32
   4.8   Taxes...................................................................... 32

   4.9   Owned and Leased Real Properties..............................................  34
   4.10  Intellectual Property.........................................................  34
   4.11  Agreements, Contracts and Commitments.........................................  35
   4.12  Litigation....................................................................  36
   4.13  Environmental Matters.........................................................  36
   4.14  Employees.....................................................................  37
   4.15  Employee Benefit Plans........................................................  38
   4.16  Compliance With Laws..........................................................  40
   4.17  Permits.......................................................................  40
   4.18  Insurance.....................................................................  40
   4.19  Opinion of Financial Advisor..................................................  41
   4.20  Rights Agreement..............................................................  41
   4.21  Brokers.......................................................................  41
   4.22  Operations of the Transitory Subsidiary.......................................  41
ARTICLE V CONDUCT OF BUSINESS..........................................................  41
   5.1   Covenants of SkillSoft........................................................  41
   5.2   Covenants of SmartForce.......................................................  44
   5.3   Confidentiality...............................................................  47
ARTICLE VI ADDITIONAL AGREEMENTS.......................................................  47
   6.1   No Solicitation...............................................................  47
   6.2   Joint Proxy Statement/Prospectus; Registration Statement; ADSs Registration
         Statement.....................................................................  51
   6.3   Nasdaq Quotations.............................................................  52
   6.4   Access to Information.........................................................  52
   6.5   Stockholders Meetings.........................................................  52
   6.6   Stockholder and Employee Agreements...........................................  53
   6.7   Legal Conditions to Merger....................................................  54
   6.8   Public Disclosure.............................................................  55
   6.9   Section 368(a) Reorganization.................................................  55
   6.10  Affiliate Legends.............................................................  55
   6.11  Nasdaq National Market Listing................................................  56
   6.12  Stockholder Litigation........................................................  56
   6.13  Indemnification...............................................................  56
   6.14  Notification of Certain Matters...............................................  57
   6.15  Exemption from Liability Under Section 16(b)..................................  57
   6.16  Board of Directors of SmartForce..............................................  58
   6.17  Management....................................................................  58
   6.18  Headquarters of SmartForce....................................................  58
   6.19  Corporate Name................................................................  58
   6.20  Employee Benefits.............................................................  58
   6.21  Termination of Pension Plan...................................................  58
   6.22  FIRPTA Certificate............................................................  59
ARTICLE VII CONDITIONS TO MERGER.......................................................  59
   7.1   Conditions to Each Party's Obligation To Effect the Merger....................  59
   7.2   Additional Conditions to the Obligations of SmartForce and the Transitory
         Subsidiary....................................................................  60

   7.3   Additional Conditions to the Obligations of SkillSoft .................    61
ARTICLE VIII TERMINATION AND AMENDMENT .........................................    62
   8.1   Termination ...........................................................    62
   8.2   Effect of Termination .................................................    64
   8.3   Fees and Expenses .....................................................    64
   8.4   Amendment .............................................................    66
   8.5   Extension; Waiver .....................................................    66
ARTICLE IX MISCELLANEOUS .......................................................    67
   9.1   Nonsurvival of Representations and Warranties .........................    67
   9.2   Notices ...............................................................    67
   9.3   Entire Agreement ......................................................    68
   9.4   No Third Party Beneficiaries ..........................................    68
   9.5   Assignment ............................................................    68
   9.6   Severability ..........................................................    68
   9.7   Counterparts and Signature ............................................    69
   9.8   Interpretation ........................................................    69
   9.9   Governing Law .........................................................    69
   9.10  Remedies ..............................................................    69
   9.11  WAIVER OF JURY TRIAL ..................................................    70

Exhibit A-1      Form of SkillSoft Stockholder Voting Agreement
Exhibit A-2      Form of SmartForce Shareholder Voting Agreement
Exhibit B-1      Form of SmartForce Option Agreement
Exhibit B-2      Form of SkillSoft Option Agreement
Exhibit C        Form of Affiliate Agreement
Exhibit D        Form of Registration Rights Agreement

                             TABLES OF DEFINED TERMS

                                                                      Cross Reference
 Terms                                                                  in Agreement
 -----                                                                ---------------
 Acquisition Proposal ..........................................      Section 6.1(f)
 Acquisition Transaction .......................................      Section 8.3(f)
 ADS Registration Statement ....................................      Section 6.2(c)
 Affiliate .....................................................      Section 3.2(e)
 Affiliate Agreement ...........................................      Section 6.10
 Affiliate Deposit Agreement ...................................      Section 4.2(f)
 Affiliated Group ..............................................      Section 3.8(a)
 Affiliated Group Tax Return ...................................      Section 3.8(a)
 Affiliated Period .............................................      Section 3.8(a)
 Agreement .....................................................      Preamble
 Antitrust Laws ................................................      Section 6.7(b)
 Antitrust Order ...............................................      Section 6.7(b)
 Bankruptcy and Equity Exception ...............................      Section 3.4(a)
 Certificate of Merger .........................................      Section 1.1
 Certificates ..................................................      Section 2.2(a)
 Closing .......................................................      Section 1.2(a)
 Closing Date ..................................................      Section 1.2(a)
 Code ..........................................................      Preamble
 Confidentiality Agreement .....................................      Section 5.3
 Continuing Employees ..........................................      Section 6.20(a)
 Deposit Agreement .............................................      Section 4.2(f)
 DGCL ..........................................................      Preamble
 Effective Time ................................................      Section 1.1
 Employee Benefit Plan .........................................      Section 3.15(a)
 Environmental Law .............................................      Section 3.13(b)
 ERISA .........................................................      Section 3.15(a)
 ERISA Affiliate ...............................................      Section 3.15(a)
 Exchange Act ..................................................      Section 3.4(c)
 Exchange Agent ................................................      Section 2.2(a)
 Exchange Fund .................................................      Section 2.2(a)
 Exchange Ratio ................................................      Section 2.1(c)
 GAAP ..........................................................      Section 3.5(b)
 Governmental Entity ...........................................      Section 3.4(c)
 Hazardous Substance ...........................................      Section 3.13(c)
 HSR Act .......................................................      Section 3.4(c)
 Indemnified Parties ...........................................      Section 6.13(a)
 Intellectual Property .........................................      Section 3.10(a)
 Irish Mergers Act .............................................      Section 3.4(c)
 Irish Takeover Act ............................................      Section 3.4(c)
 IRS ...........................................................      Section 3.15(b)
 Joint Proxy Statement/Prospectus ..............................      Section 3.5(c)
 Liens .........................................................      Section 3.4(b)

                                                                     Cross Reference
 Terms                                                                in Agreement
 -----                                                                ------------
 Merger ........................................................     Section 1.1
 Minister ......................................................     Section 7.1(c)
 Nasdaq ........................................................     Section 2.2(c)
 Ordinary Course of Business ...................................     Section 3.3(c)
 Outside Date ..................................................     Section 8.1(b)
 Registration Statement ........................................     Section 3.5(c)
 Regulation M-A Filing .........................................     Section 3.5(c)
 Representatives ...............................................     Section 6.1(a)
 Rule 145 Affiliates ...........................................     Section 6.10
 SEC ...........................................................     Section 3.4(c)
 Section 16 Information ........................................     Section 6.15(b)
 Securities Act ................................................     Section 3.2(e)
 SkillSoft .....................................................     Preamble
 SkillSoft Balance Sheet .......................................     Section 3.5(b)
 SkillSoft Board ...............................................     Preamble
 SkillSoft Common Stock ........................................     Section 2.1(b)
 SkillSoft Disclosure Schedule .................................     Article III
 SkillSoft Employee Plans ......................................     Section 3.15(a)
 SkillSoft Insiders ............................................     Section 6.15(c)
 SkillSoft Insurance Policies ..................................     Section 3.18
 SkillSoft Intellectual Property ...............................     Section 3.10(b)
 SkillSoft Leases ..............................................     Section 3.9(b)
 SkillSoft Material Adverse Effect .............................     Section 3.1
 SkillSoft Material Contracts ..................................     Section 3.11(a)
 SkillSoft Meeting .............................................     Section 3.4(d)
 SkillSoft Option Agreement ....................................     Preamble
 SkillSoft Permits .............................................     Section 3.17
 SkillSoft Preferred Stock .....................................     Section 3.2(a)
 SkillSoft SEC Reports .........................................     Section 3.5(a)
 SkillSoft Stock Options .......................................     Section 2.3(a)
 SkillSoft Stock Plans .........................................     Section 2.3(a)
 SkillSoft Stockholder Agreement ...............................     Preamble
 SkillSoft Stockholder Approval ................................     Section 3.4(a)
 SkillSoft Terminating Plan ....................................     Section 6.21
 SkillSoft Third Party Intellectual Property ...................     Section 3.10(b)
 SkillSoft Voting Proposal .....................................     Section 3.4(a)
 SmartForce ....................................................     Preamble
 SmartForce ADRs ...............................................     Section 2.1(c)
 SmartForce ADSs ...............................................     Section 2.1(c)
 SmartForce Balance Sheet ......................................     Section 4.5(b)
 SmartForce Board ..............................................     Preamble
 SmartForce Charter Documents ..................................     Section 4.1
 SmartForce Disclosure Schedule ................................     Article IV
 SmartForce Employee Plans .....................................     Section 4.15(a)

                                                                  Cross Reference
 Terms                                                             in Agreement
 -----                                                             ------------
 SmartForce Insurance Policies .................................   Section 4.18
 SmartForce Intellectual Property ..............................   Section 4.10(b)
 SmartForce Leases .............................................   Section 4.9(b)
 SmartForce Material Adverse Effect ............................   Section 4.1
 SmartForce Material Contracts .................................   Section 4.11(a)
 SmartForce Meeting ............................................   Section 4.4(d)
 SmartForce Option Agreement ...................................   Preamble
 SmartForce Ordinary Shares ....................................   Section 2.1(c)
 SmartForce Permits ............................................   Section 4.17
 SmartForce Rights Plan ........................................   Section 4.2(e)
 SmartForce Rights Plan Amendment ..............................   Section 4.20
 SmartForce SEC Reports ........................................   Section 4.5(a)
 SmartForce Share Options ......................................   Section 4.2(c)
 SmartForce Share Plans ........................................   Section 4.2(c)
 SmartForce Shareholder Agreement ..............................   Preamble
 SmartForce Shareholder Approval ...............................   Section 4.4(a)
 SmartForce Third Party Intellectual Property ..................   Section 4.10(b)
 SmartForce Voting Proposal ....................................   Section 4.4(a)
 Specified Time ................................................   Section 6.1(a)
 Subsidiary ....................................................   Section 3.3(a)
 Superior Proposal .............................................   Section 6.1(f)
 Surviving Corporation .........................................   Section 1.1
 Tax ...........................................................   Section 3.8(a)
 Tax Returns ...................................................   Section 3.8(a)
 Taxes .........................................................   Section 3.8(a)
 Transitory Subsidiary .........................................   Preamble

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of June 10, 2002, is by and among SmartForce Public Limited Company, a public limited liability company organized under the laws of the Republic of Ireland ("SmartForce"), Slate Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of SmartForce (the "Transitory Subsidiary"), and SkillSoft Corporation, a Delaware corporation ("SkillSoft").

         WHEREAS, the Board of Directors of SmartForce (the "SmartForce Board") and the Board of Directors of SkillSoft ("SkillSoft Board") each deem it advisable and in the best interests of their respective corporation and its stockholders that SmartForce and SkillSoft combine in order to advance the long-term business interests of SmartForce and SkillSoft;

         WHEREAS, the combination of SmartForce and SkillSoft shall be effected through a merger of the Transitory Subsidiary into SkillSoft in accordance with the terms of this Agreement and the General Corporation Law of the State of Delaware (the "DGCL");

         WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to SmartForce's willingness to enter into this Agreement, the stockholders of SkillSoft specified in Section 6.6(a) of this Agreement will be entering into the Stockholder Voting Agreement, dated as of the date of this Agreement, in the form attached hereto as Exhibit A-1 (the "SkillSoft Stockholder Agreement"), pursuant to which such stockholders will, among other things, agree to give SmartForce a proxy to vote all of the shares of capital stock of SkillSoft that such stockholders own in order to consummate the transactions contemplated hereby, and SkillSoft will grant to SmartForce an option to purchase SkillSoft Common Stock pursuant to the Option Agreement in the form attached hereto as Exhibit B-1 (the "SmartForce Option Agreement");

         WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to SkillSoft's willingness to enter into this Agreement, the shareholders of SmartForce specified in Section 6.6(b) of this Agreement will be entering into the Shareholder Voting Agreement, dated as of the date of this Agreement, in the form attached hereto as Exhibit A-2 (the "SmartForce Shareholder Agreement"), pursuant to which such shareholders will, among other things, agree to give SkillSoft a proxy to vote all of the share capital of SmartForce that such shareholders own in order to consummate the transactions contemplated hereby, and SmartForce will grant to SkillSoft an option to purchase SmartForce ADSs pursuant to the Option Agreement in the form attached hereto as Exhibit B-2 (the "SkillSoft Option Agreement");

         WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, SmartForce, the Transitory Subsidiary and SkillSoft agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. Upon and subject to the terms and conditions of this Agreement, the Transitory Subsidiary shall merge with and into SkillSoft (with such merger referred to herein as the "Merger") at the Effective Time. From and after the Effective Time, the separate corporate existence of the Transitory Subsidiary shall cease and SkillSoft shall continue as the surviving corporation in the Merger. SkillSoft following the Merger is sometimes referred to herein as the "Surviving Corporation." The "Effective Time" shall be the time at which SmartForce files a certificate of merger (the "Certificate of Merger") prepared and executed by the Surviving Corporation in accordance with Section 251(c) of the DGCL with the Secretary of State of the State of Delaware. The Merger shall have the effects set forth in Section 259 of the DGCL.

     1.2  The Closing.

          (a) The closing of the Merger (the "Closing") shall take place at 10:00 a.m., eastern time, on a date to be specified by SmartForce and SkillSoft (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, unless another date, place or time is agreed to in writing by SmartForce and SkillSoft.

          (b)  At the Closing:

               (i) SkillSoft shall deliver to SmartForce the various certificates, instruments and documents referred to in Section 7.2;

               (ii) SmartForce shall deliver to SkillSoft the various certificates, instruments and documents referred to in Section 7.3; and

               (iii) SmartForce, on behalf of the Surviving Corporation, shall file the Certificate of Merger with the Secretary of State of the State of Delaware.

     1.3  Certificate of Incorporation and By-laws of the Surviving Corporation.

          (a) The Certificate of Incorporation of SkillSoft shall be amended and restated, by means of the Certificate of Merger, to read in its entirety the same as the Certificate of Incorporation of the Transitory Subsidiary as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be "SkillSoft Corporation" or such other name as is mutually agreed to by SmartForce and SkillSoft) and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation, until further amended in accordance with the DGCL and such Certificate of Incorporation.

          (b) As of the Effective Time, by virtue of the Merger and without any action on the part of the Transitory Subsidiary and SkillSoft, the Bylaws of Surviving Corporation shall be amended and restated to read the same as the Bylaws of the Transitory Subsidiary, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the DGCL, the Certificate of Incorporation of the Surviving Corporation and such Bylaws; provided; however, that all references in such Bylaws to the Transitory Subsidiary shall be amended to refer to "SkillSoft Corporation" or such other name as is mutually agreed to by SmartForce and SkillSoft.

     1.4  Directors and Officers of the Surviving Corporation.

          (a) The directors of the Transitory Subsidiary immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

          (b) The officers of SkillSoft immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

     1.5 Tax Consequences. The parties hereto intend that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the U.S. Income Tax Regulations.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

     2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the Transitory Subsidiary, SkillSoft or the holder of any shares of the capital stock of SkillSoft or the capital stock of the Transitory Subsidiary:

          (a) Capital Stock of the Transitory Subsidiary. Each share of the common stock of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $.001 par value per share, of the Surviving Corporation.

          (b) Cancellation of Treasury Stock and SmartForce-Owned Stock. All shares of common stock, $0.001 par value per share, of SkillSoft ("SkillSoft Common Stock") that are owned by SkillSoft as treasury stock or by any wholly owned Subsidiary of SkillSoft and any shares of SkillSoft Common Stock owned by SmartForce, the Transitory Subsidiary or any other wholly owned Subsidiary of SmartForce immediately prior to the Effective Time shall be cancelled and shall cease to exist and no shares of SmartForce or other consideration shall be delivered in exchange therefor.

          (c) Exchange Ratio for SkillSoft Common Stock. Subject to Section 2.2, each share of SkillSoft Common Stock (other than shares to be cancelled in accordance with Section 2.1(b)) shall be automatically converted into the right to receive 2.3674 (the "Exchange

Ratio") American Depository Shares of SmartForce ("SmartForce ADSs") evidenced by American Depositary Receipts ("SmartForce ADRs"), each of which represents one ordinary share, nominal value (euro)0.11 per share, of SmartForce ("SmartForce Ordinary Shares"), upon surrender of the certificate representing such share of SkillSoft Common Stock in the manner provided in Section 2.2. As of the Effective Time, all such shares of SkillSoft Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of SkillSoft Common Stock shall cease to have any rights with respect thereto, except the right to receive the SmartForce ADSs evidenced by SmartForce ADRs pursuant to this Section 2.1(c) and any cash in lieu of fractional SmartForce ADSs to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest.

          (d) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any reclassification, share or stock split, reverse split, share or stock dividend (including any dividend or distribution of securities convertible into SmartForce ADSs, SmartForce Ordinary Shares or SkillSoft Common Stock), reorganization, recapitalization or other like change with respect to SmartForce ADSs, SmartForce Ordinary Shares or SkillSoft Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.

     2.2 Exchange of Certificates. The procedures for exchanging outstanding shares of SkillSoft Common Stock for SmartForce ADSs pursuant to the Merger are as follows:

          (a) Exchange Agent. As of the Effective Time, SmartForce shall deposit with The Bank of New York or another bank or trust company designated by SmartForce and reasonably acceptable to SkillSoft (the "Exchange Agent"), for the benefit of the holders of shares of SkillSoft Common Stock, for exchange in accordance with this Section 2.2, through the Exchange Agent, (i) SmartForce ADRs representing the SmartForce ADSs (such SmartForce ADSs, together with any dividends or distributions with respect thereto with a record date after the Effective Time, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.1 in exchange for outstanding shares of SkillSoft Common Stock, (ii) cash in an amount sufficient to make payments for fractional shares required pursuant to Section 2.2(c), and (iii) any dividends or distributions to which holders of certificates which immediately prior to the Effective Time represented outstanding shares of SkillSoft Common Stock (the "Certificates") may be entitled pursuant to Section 2.2(d).

          (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates whose shares were converted pursuant to Section 2.1 into the right to receive SmartForce ADSs (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and (ii) instructions for effecting the surrender of the Certificates in exchange for SmartForce ADRs evidencing SmartForce ADSs (plus cash in lieu of fractional SmartForce ADSs, if any, and any dividends or distributions as provided below). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by SmartForce, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a SmartForce ADR representing that number of whole SmartForce ADSs which such holder has the right to receive pursuant to the provisions of Section 2.1 plus cash in lieu of fractional shares pursuant to Section 2.2(c) and any dividends or distributions pursuant to Section 2.2(d), and the Certificate so surrendered shall immediately be cancelled. In the event of a valid transfer of ownership of SkillSoft Common Stock which is not registered in the transfer records of SkillSoft, a SmartForce ADR representing the proper number of SmartForce ADSs plus cash in lieu of fractional shares pursuant to Section 2.2(c) and any dividends or distributions pursuant to Section 2.2(d) may be issued or paid to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the SmartForce ADRs evidencing SmartForce ADSs plus cash in lieu of fractional shares pursuant to Section 2.2(c) and any dividends or distributions pursuant to Section 2.2(d) as contemplated by this Section 2.2.

          (c) No Fractional Shares. No SmartForce ADR or scrip representing fractional SmartForce ADSs shall be issued upon the surrender for exchange of Certificates, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of SmartForce. Notwithstanding any other provision of this Agreement, each holder of shares of SkillSoft Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a SmartForce ADS (after taking into account all Certificates delivered by such holder and the aggregate number of shares of SkillSoft Common Stock represented thereby) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a SmartForce ADS multiplied by the average of the last reported sales prices of SmartForce ADSs at the 4:00 p.m., Eastern time, end of regular trading hours on the Nasdaq National Market ("Nasdaq") during the ten consecutive trading days ending on and including the last trading day prior to the Effective Time.

          (d) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to SmartForce ADSs with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued and paid to the record holder of the Certificate (i) the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole SmartForce ADSs, without interest, and (ii) at the appropriate payment date, the amount of dividends or other distributions having a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender that are payable with respect to such whole SmartForce ADSs.

          (e) No Further Ownership Rights in SkillSoft Common Stock. All SmartForce ADSs evidenced by SmartForce ADRs issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash or dividends or other distributions paid pursuant to Section 2.2(c) or 2.2(d)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of SkillSoft Common Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of SkillSoft Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

          (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of SkillSoft Common Stock for 180 days after the Effective Time shall be delivered to SmartForce, upon demand, and any holder of SkillSoft Common Stock who has not previously complied with this
Section 2.2 shall thereafter look only to SmartForce, as a general unsecured creditor, for payment of its claim for SmartForce ADSs, any cash in lieu of fractional SmartForce ADSs and any dividends or distributions with respect to SmartForce ADSs.

          (g) No Liability. To the extent permitted by applicable law, none of SmartForce, the Transitory Subsidiary, SkillSoft, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of SkillSoft Common Stock, SmartForce ADSs or SmartForce Ordinary Shares, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which any SmartForce ADSs, and any cash payable to the holder of such Certificate or any dividends or distributions payable to the holder of such Certificate pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity), any such SmartForce ADSs or cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

          (h) Withholding Rights. Each of SmartForce and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of SkillSoft Common Stock such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable provision of law. To the extent that amounts are so withheld by the Surviving Corporation or SmartForce, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of SkillSoft Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or SmartForce, as the case may be.

          (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by SmartForce, the posting by such person of a bond in such reasonable amount as SmartForce may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate, the SmartForce ADRs evidencing SmartForce ADSs and any cash in lieu of fractional shares, and unpaid dividends and distributions on SmartForce ADSs deliverable in respect thereof pursuant to this Agreement.

     2.3  SkillSoft Stock Plans.

          (a) At the Effective Time, each outstanding option to purchase SkillSoft Common Stock ("SkillSoft Stock Options"), whether vested or unvested, and all stock option plans or other stock or equity-related plans of SkillSoft, all of which are listed in Section 3.2(c) of the SkillSoft Disclosure Schedule (the "SkillSoft Stock Plans"), insofar as they relate to outstanding SkillSoft Stock Options, shall be assumed by SmartForce and shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such SkillSoft Stock Option immediately prior to the Effective Time, the same number of SmartForce ADSs as the holder of such SkillSoft Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (rounded down to the nearest whole number), at a price per share (rounded up to the nearest whole cent) equal to the aggregate exercise price for the shares of SkillSoft Common Stock purchasable pursuant to such SkillSoft Stock Option immediately prior to the Effective Time divided by (z) the aggregate number of SmartForce ADSs deemed purchasable pursuant to such SkillSoft Stock Option in accordance with the foregoing. Such SkillSoft Stock Options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.3).

          (b) As soon as practicable after the Effective Time, SmartForce shall deliver to the participants in the SkillSoft Stock Plans an appropriate notice setting forth such participants' rights in the SkillSoft Stock Options, as provided in this Section 2.3.

          (c) SmartForce shall take all corporate action necessary to reserve for issuance a sufficient number of SmartForce ADSs for delivery upon exercise of SkillSoft Stock Options assumed in accordance with this Section 2.3. Within 30 days after the Effective Time, SmartForce shall file one or more registration statements on Form S-8 (or any successor form) with respect to the SmartForce ADSs subject to such SkillSoft Stock Options (to the extent a Form S-8 is available for such options) and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

          (d) SkillSoft shall, prior to the Effective Time, terminate its 2001 Employee Stock Purchase Plan and its 2001 International Employee Stock Purchase Plan and all rights of participants therein and all obligations of SkillSoft thereunder in accordance with the terms thereof, provided that SkillSoft shall permit all participants therein to purchase SkillSoft Common Stock based on accrued payroll deductions as of the date of termination, in accordance with the terms of such Plans.

     2.4 Taking Necessary and Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with the full right, title and possession to all assets, property, rights, privileges, powers and franchises of SkillSoft and the Transitory Subsidiary, the officers and directors of SkillSoft and the Transitory Subsidiary will take all such reasonable, lawful and necessary action.

                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF SKILLSOFT

          SkillSoft represents and warrants to SmartForce and the Transitory Subsidiary that the statements contained in this Article III are true and correct, except as expressly set forth herein or in the disclosure schedule delivered by SkillSoft to SmartForce on the date of this Agreement (the "SkillSoft Disclosure Schedule"). The disclosure in any paragraph of the SkillSoft Disclosure Schedule shall qualify (1) the corresponding paragraph in this Article III and (2) the other paragraphs in this Article III only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other paragraphs.

     3.1 Organization, Standing and Power; Subsidiaries. SkillSoft is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, which have not had, and are not reasonably likely to have a SkillSoft Material Adverse Effect. For purposes of this Agreement, the term "SkillSoft Material Adverse Effect" means any material adverse change, event, circumstance or, development with respect to, or material adverse effect on (i) the business, assets, liabilities, capitalization, condition (financial or other), or results of operations of SkillSoft and its Subsidiaries, taken as a whole (excluding a material adverse effect resulting solely or primarily from factors affecting the United States economy or the corporate training software market in general and provided that a decrease in the market price of SkillSoft Common Stock shall not in and of itself constitute a SkillSoft Material Adverse Effect), or (ii) the ability of SkillSoft to consummate the transactions contemplated by this Agreement. SkillSoft has delivered or made available to SmartForce complete and accurate copies of its Certificate of Incorporation and By-laws, as amended to date, and the equivalent organizational documents of each Subsidiary of SkillSoft, all of which documents are in full force and effect. SkillSoft is not in violation of any of the provisions of its Certificate of Incorporation or By-laws, and no Subsidiary of SkillSoft is in material violation of its equivalent organizational documents.

     3.2  Capitalization.

          (a) The authorized capital stock of SkillSoft consists of 50,000,000 shares of SkillSoft Common Stock and 5,000,000 shares of preferred stock, $.001 par value per share ("SkillSoft Preferred Stock"), which have not been designated into any class or series. As of June 5, 2002 (i) 17,456,937 shares of SkillSoft Common Stock were issued and outstanding, (ii) no shares of SkillSoft Common Stock were held in the treasury of SkillSoft, and (iii) no shares of SkillSoft Preferred Stock were issued or outstanding.

          (b) Section 3.2(b) of the SkillSoft Disclosure Schedule lists all issued and outstanding shares of SkillSoft Common Stock that constitute restricted stock or that are otherwise subject to a repurchase or redemption right or right of first refusal in favor of SkillSoft, indicating the name of the applicable stockholder, the vesting schedule for any such shares, including the extent to which any such repurchase or redemption right or right of first refusal has lapsed as of the date of this Agreement, and whether (and to what extent) the vesting will be accelerated in any way by the Merger or by termination of employment or change in position following consummation of the Merger.

          (c) Section 3.2(c) of the SkillSoft Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of: (i) all SkillSoft Stock Plans, indicating for each SkillSoft Stock Plan, as of June 5, 2002, the number of shares of SkillSoft Common Stock issued to date under such Plan, the number of shares of SkillSoft Common Stock subject to outstanding options under such Plan and the number of shares of SkillSoft Common Stock reserved for future issuance under such Plan; and (ii) all outstanding SkillSoft Stock Options held by an executive officer or director of SkillSoft, indicating with respect to each such SkillSoft Stock Option the name of the holder thereof, the SkillSoft Stock Plan under which it was granted, the number of shares of SkillSoft Common Stock subject to such SkillSoft Stock Option, the exercise price, the date of grant, and the vesting schedule, including whether (and to what extent) the vesting will be accelerated in any way by the Merger or by termination of employment or change in position following consummation of the Merger. All SkillSoft Stock Options have been granted under one of the SkillSoft Stock Plans. SkillSoft has not granted any SkillSoft Stock Options from and including June 5, 2002 through and including the date of this Agreement. Except for shares of SkillSoft Common Stock issued upon exercise of SkillSoft Stock Options outstanding as of June 5, 2002, SkillSoft has not issued any shares of SkillSoft Common Stock or SkillSoft Preferred Stock from and including June 5, 2002 through and including the date of this Agreement. SkillSoft has provided or made available to SmartForce complete and accurate copies of all SkillSoft Stock Plans and the forms of all stock option agreements evidencing SkillSoft Stock Options. Except as set forth in Section 3.2(c) of the SkillSoft Disclosure Schedule, no acceleration of vesting of any SkillSoft Stock Options will occur as a result of or in connection with the Merger.

          (d) Except as set forth in Section 3.2(d) of the SkillSoft Disclosure Schedule or pursuant to the SmartForce Option Agreement, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of SkillSoft is authorized or outstanding, (ii) SkillSoft has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of SkillSoft, (iii) SkillSoft has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or to make any other distribution in respect thereof, and (iv) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to SkillSoft.

          (e) There is no agreement, written or oral, between SkillSoft or any Affiliate of SkillSoft and any holder of the securities of SkillSoft relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or "drag-along" rights), registration under the Securities Act of 1933, as amended (the "Securities Act"), or voting, of the capital stock of SkillSoft. There is no rights agreement, "poison pill" anti-takeover plan or other agreement or understanding to which SkillSoft is a party or by which it is bound with respect to any equity security of any class of SkillSoft. For purposes of this Agreement, the term "Affiliate" when used with respect to any party means any person who is an "affiliate" of that party within the meaning of Rule 405 promulgated under the Securities Act.

          (f) All outstanding shares of SkillSoft Common Stock are, all shares of SkillSoft Common Stock subject to issuance as specified in Section 3.2(c) above will be upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, and all shares of SkillSoft Common Stock issuable pursuant to the SmartForce Option Agreement will be upon issuance pursuant to the terms of such Agreement, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, SkillSoft's Certificate of Incorporation or By-laws or any agreement to which SkillSoft is a party or is otherwise bound.

          (g) Stockholders of SkillSoft are not entitled to dissenters' or appraisal rights under applicable state or Irish law in connection with the Merger.

          (h) No consent of the holders of SkillSoft Stock Options is required in connection with the actions contemplated by Section 2.3.

     3.3  Subsidiaries.

          (a) Section 3.3 of the SkillSoft Disclosure Schedule sets forth, for each Subsidiary of SkillSoft: (i) its name; (ii) the number and type of outstanding equity securities and a list of the holders thereof; and (iii) the jurisdiction of organization. For purposes of this Agreement, the term "Subsidiary" means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (a) more that 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

          (b) Each Subsidiary of SkillSoft is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing that, individually or in the aggregate, have not had, and are not reasonably likely to have, a SkillSoft Material Adverse Effect. All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of SkillSoft are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares (other than directors' qualifying shares in the case of non-U.S. Subsidiaries, all of which SkillSoft has the power to cause to be transferred for no or nominal consideration to SkillSoft or SkillSoft's designee) are owned, of record and beneficially, by SkillSoft or another of its Subsidiaries free and clear of all security interests, liens, claims, pledges, agreements, limitations in SkillSoft's voting rights, charges or other encumbrances of any nature. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which SkillSoft or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of SkillSoft. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of SkillSoft. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of SkillSoft.

          (c) SkillSoft does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary of SkillSoft. There are no obligations, contingent or otherwise, of SkillSoft or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of any Subsidiary of SkillSoft or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary of SkillSoft or any other entity, other than guarantees of bank obligations of Subsidiaries of SkillSoft entered into in the ordinary course of business consistent with past practice (the "Ordinary Course of Business").

     3.4  Authority; No Conflict; Required Filings and Consents.

          (a) SkillSoft has all requisite corporate power and authority to enter into this Agreement, and the SmartForce Option Agreement, subject (in the case of the Merger Agreement) only to the adoption of this Agreement and the approval of the Merger (the "SkillSoft Voting Proposal") by SkillSoft's stockholders under the DGCL (the "SkillSoft Stockholder Approval"), to consummate the transactions contemplated by this Agreement and the SmartForce Option Agreement. Without limiting the generality of the foregoing, the SkillSoft Board, at a meeting duly called and held, by the unanimous vote of all directors (i) determined that the Merger is fair, advisable and in the best interests of SkillSoft and its stockholders, (ii) adopted this Agreement in accordance with the provisions of the DGCL, and (iii) directed that this Agreement and the Merger be submitted to the stockholders of SkillSoft for their adoption and approval and resolved to recommend that the stockholders of SkillSoft vote in favor of the adoption of this Agreement and the approval of the Merger. The execution and delivery of this Agreement and the SmartForce Option Agreement and the consummation of the transactions contemplated thereby by SkillSoft have been duly authorized by all necessary corporate action on the part of SkillSoft, subject only (in the case of the Merger Agreement) to the required receipt of the SkillSoft Stockholder Approval. This Agreement has been duly executed and delivered by SkillSoft and constitutes the valid and binding obligation of SkillSoft, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception"). The SmartForce Option Agreement, upon its execution, will be duly executed and delivered by SkillSoft and will constitute the valid and binding obligation of SkillSoft, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception.

          (b) The execution and delivery of this Agreement by SkillSoft do not, and the consummation by SkillSoft of the transactions contemplated by this Agreement and the SmartForce Option Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of SkillSoft or of the charter, by-laws, or other organizational document of any Subsidiary of SkillSoft, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any mortgages, security interests, pledges, liens, charges or encumbrances of any nature ("Liens") on SkillSoft's or any of its Subsidiaries' assets under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which SkillSoft or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining the SkillSoft Stockholder Approval and compliance with the requirements specified in clauses (i) through
(vi) of Section 3.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to SkillSoft or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses which, individually or in the aggregate, are not, reasonably likely to have a SkillSoft Material Adverse Effect. Section 3.4(b) of the SkillSoft Disclosure Schedule lists all consents, waivers and approvals under any of SkillSoft's or any of its Subsidiaries' agreements, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate were not obtained, would result in a material loss of benefits to SkillSoft, SmartForce or the Surviving Corporation as a result of the Merger.

          (c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality (a "Governmental Entity") or any stock market or stock exchange on which shares of SkillSoft Common Stock are listed for trading is required by or with respect to SkillSoft or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the SmartForce Option Agreement or the consummation by SkillSoft of the transactions contemplated thereby, except for (i) the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) any actions or filings required under the Irish Mergers and Take-Overs (Control) Acts, 1978 to 1996 or any statutory provision supplementing, amending or replacing the same (the "Irish Mergers Act"), (iii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which SkillSoft is qualified as a foreign corporation to transact business, (iv) the filing of the Joint Proxy Statement/Prospectus with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (v) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act and materials under Rule 165 and Rule 425 of the Securities Act as may be required in connection with this Agreement and the SmartForce Option Agreement and the transactions contemplated hereby, (vi) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country, including the consent of the Irish Takeover Panel for the purpose of any relevant rules of the Irish Takeover Panel Act, 1997, Takeover Rules and Substantial Acquisition Rules (the "Irish Takeover Act") and compliance with any directions or rulings of the Irish Takeover Panel, (vii) if required by The Nasdaq Stock Market, Inc., the filing of a Notification Form:
Listing of Additional Shares with The Nasdaq Stock Market, Inc. for the SkillSoft Common Stock issuable under the

SmartForce Option Agreement and (viii) such consents, authorizations, orders, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a SkillSoft Material Adverse Effect.

          (d) The affirmative vote for adoption of the SkillSoft Voting Proposal by the holders of a majority of the outstanding shares of SkillSoft Common Stock on the record date for the meeting of SkillSoft's stockholders to consider the SkillSoft Voting Proposal (the "SkillSoft Meeting") is the only vote of the holders of any class or series of SkillSoft's capital stock or other securities necessary to adopt this Agreement and for consummation by SkillSoft of the other transactions contemplated by this Agreement. There are no bonds, debentures, notes or other indebtedness of SkillSoft having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of SkillSoft may vote.

     3.5  SEC Filings; Financial Statements; Information Provided.

          (a) SkillSoft has filed all registration statements, forms, reports and other documents required to be filed by SkillSoft with the SEC since January 31, 2000 and has made available to SmartForce copies of all registration statements, forms, reports and other documents filed by SkillSoft with the SEC since such date, all of which are available on the SEC's EDGAR system. All such required registration statements, forms, reports and other documents (including those that SkillSoft may file after the date hereof until the Closing) are referred to herein as the "SkillSoft SEC Reports." The SkillSoft SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SkillSoft SEC Reports, and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SkillSoft SEC Reports or necessary in order to make the statements in such SkillSoft SEC Reports, in the light of the circumstances under which they were made, not misleading. No Subsidiary of SkillSoft is subject to the reporting requirements of Sections 13(a) or 15(d) of the Exchange Act.

          (b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in SkillSoft SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of SkillSoft and its Subsidiaries as of the dates indicated and the consolidated results of SkillSoft and its Subsidiaries' operations and cash flows for the periods indicated, consistent with the books and records of SkillSoft and its Subsidiaries, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The consolidated, unaudited balance sheet of SkillSoft as of April 30, 2002 is referred to herein as the "SkillSoft Balance Sheet."

          (c) SkillSoft has previously furnished to SmartForce a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by SkillSoft with the SEC pursuant to the Securities Act or the Exchange Act.

          (d) The information to be supplied by or on behalf of SkillSoft for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed by SmartForce pursuant to which SmartForce Ordinary Shares underlying the SmartForce ADSs issuable in connection with the Merger shall be registered under the Securities Act (the "Registration Statement"), or to be supplied by or on behalf of SkillSoft for inclusion in any filing pursuant to Rule 165 and Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act (each a "Regulation M-A Filing"), shall not at the time the Registration Statement or such Regulation M-A Filing is filed with the SEC, at any time it is amended or supplemented, or at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by or on behalf of SkillSoft for inclusion in the joint proxy statement/prospectus (the "Joint Proxy Statement/Prospectus") to be sent to the stockholders of SkillSoft in connection with the SkillSoft Meeting, which shall be deemed to include all information about or relating to SkillSoft, the SkillSoft Voting Proposal or the SkillSoft Meeting, shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to stockholders of SkillSoft, or at the time of the SkillSoft Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement/Prospectus not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the SkillSoft Meeting which has become false or misleading. If at any time prior to the Effective Time any fact or event relating to SkillSoft or any of its Affiliates is discovered by SkillSoft or occurs which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, SkillSoft shall promptly inform SmartForce of such fact or event.

     3.6 No Undisclosed Liabilities. Except as disclosed in the SkillSoft SEC Reports filed prior to the date hereof, and except for normal and recurring liabilities incurred since the date of the SkillSoft Balance Sheet in the Ordinary Course of Business, SkillSoft and its Subsidiaries do not have any liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, which individually or in the aggregate are reasonably likely to have a SkillSoft Material Adverse Effect.

     3.7  Absence of Certain Changes or Events. Except as set forth in Section
3.7 of the SkillSoft Disclosure Schedule, since the date of the SkillSoft Balance Sheet, SkillSoft and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and, since such date, there has not been any change, event, circumstance, development or effect that individually or in the aggregate has had, or is reasonably likely to have, a SkillSoft Material Adverse Effect.

     3.8  Taxes.

          (a) For purposes of this Agreement, the following terms shall have the following meanings:

               (i) "Tax" or "Taxes" means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, capital or occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or the Republic of Ireland or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or Ireland or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

               (ii) "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes and any amendment thereof.

               (iii) "Affiliated Group" means, with respect to SkillSoft or SmartForce, a group of corporations with which SkillSoft or any of its Subsidiaries or SmartForce or any of its Subsidiaries, respectively, has filed (or was required to file) consolidated, combined, unitary or similar Tax Returns.

               (iv) "Affiliated Group Tax Return" means, with respect to SkillSoft or SmartForce, any Tax Return in which SkillSoft or any of its Subsidiaries or SmartForce or any of its Subsidiaries, respectively, has joined (or is required to join) with any other corporation.

               (v) "Affiliated Period" means any taxable period for which an Affiliated Group Tax Return was or is required to have been or be filed.

          (b) SkillSoft and its Subsidiaries have filed on a timely basis all Tax Returns (including Affiliated Group Tax Returns) that are required to have been filed with respect to any of them, and all such Tax Returns were complete and accurate in all material respects. Neither SkillSoft nor any of its Subsidiaries has joined or is required to have joined in any Affiliated Group Tax Return in which any corporation other than SkillSoft and its Subsidiaries are or were members with respect to any Affiliated Period. SkillSoft and its Subsidiaries have paid on a timely basis all Taxes that were due and payable and each member of an Affiliated Group has paid all Taxes that were due and payable with respect to all Affiliated Periods. The unpaid Taxes of SkillSoft and its Subsidiaries for tax periods through the date of the SkillSoft Balance Sheet do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the SkillSoft Balance Sheet. Neither SkillSoft nor any of its Subsidiaries has any actual or potential liability for any Tax obligation of any taxpayer other than SkillSoft and its Subsidiaries. All Taxes that SkillSoft or any of its Subsidiaries is or was required by law to have withheld or collected have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

          (c) SkillSoft has delivered or made available to SmartForce complete and accurate copies of all Tax Returns of SkillSoft and its Subsidiaries, together with all related examination reports and statements of deficiency for all periods requested in writing by SmartForce and complete and accurate copies of the portion of all other Tax Returns, examination reports and statements of deficiency assessed against or agreed to with respect to any member of an Affiliated Group relating to the activities of SkillSoft or any of its Subsidiaries for all Affiliated Periods requested in writing by SmartForce. To the knowledge of SkillSoft, no examination or audit of any Tax Return of SkillSoft or any of its Subsidiaries or any Affiliated Group Tax Return by any Governmental Entity is currently in progress or threatened or contemplated. Neither SkillSoft nor any of its Subsidiaries has been informed by any jurisdiction that such jurisdiction believes that SkillSoft or any of its Subsidiaries was required to file any Tax Return that was not filed which was not thereafter filed. Neither SkillSoft nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency, which waiver is currently in effect.

          (d) Neither SkillSoft nor any of its Subsidiaries: (i) is a "consenting corporation" within the meaning of Section 341(f) of the Code, and none of the assets of SkillSoft or its Subsidiaries are subject to an election under Section 341(f) of the Code; (ii) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (iii) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that would be treated as an "excess parachute payment" under Section 280G of the Code (without regard to Section 280G(b)(4) of the Code) in connection with the Merger and transactions contemplated hereunder; (iv) has any actual or potential liability for any Taxes of any person (other than SkillSoft and its Subsidiaries under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise; or
(v) is a party to, bound by, or obligated under any Tax allocation, Tax sharing or Tax indemnity agreement.

          (e) None of the assets of SkillSoft or any of its Subsidiaries is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

          (f) There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of SkillSoft or any of its Subsidiaries, other than with respect to Taxes not yet due and payable.

          (g) Neither SkillSoft nor any of its Subsidiaries has distributed to its stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities of SkillSoft or any of its Subsidiaries been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

          (h) The fair market value of the SmartForce ADSs received by each stockholder of SkillSoft will be approximately equal to the fair market value of the shares of SkillSoft Common Stock surrendered in exchange therefor, and the aggregate consideration received by SkillSoft stockholders in exchange for their shares of SkillSoft Common Stock will be approximately equal to the fair market value of all of the outstanding shares of SkillSoft Common Stock immediately prior to the Merger.

          (i) Fifty percent or less of each of the total voting power and the total value of the shares of SmartForce will be owned, in the aggregate, immediately after the Merger, by United States persons that are either officers or directors of SkillSoft or that are five-percent stockholders of SkillSoft. For purposes of this representation, any SmartForce Ordinary Shares or SmartForce ADSs owned by United States persons immediately after the transfer will be taken into account, whether or not it was received in the Merger for SkillSoft Common Stock.

          (j) Except for Warburg, Pincus Ventures, L.P. and its affiliated persons, no SkillSoft stockholder will receive, as a result of the Merger, an ownership interest in SmartForce equal to or greater than five percent (5%) of the outstanding share capital of SmartForce.

     3.9  Owned and Leased Real Properties.

          (a) Neither SkillSoft nor any of its Subsidiaries owns or has ever owned any real property.

          (b) Section 3.9 of the SkillSoft Disclosure Schedule sets forth a complete and accurate list of all material real property leased, subleased, licensed or occupied by SkillSoft or any of its Subsidiaries (collectively the "SkillSoft Leases") and the location of the premises. Neither SkillSoft, nor any of its Subsidiaries nor, to SkillSoft's knowledge, any other party is in default (nor has any event occurred which with notice or lapse of time, or both, would constitute a default and in respect of which SkillSoft or the Subsidiary has not taken adequate steps to prevent such default from occurring) under any of the SkillSoft Leases, and the SkillSoft Leases are valid and effective in accordance with their respective terms. Neither SkillSoft nor any of its Subsidiaries leases, subleases or licenses any real property to any person other than SkillSoft and its Subsidiaries. SkillSoft has provided or made available to SmartForce complete and accurate copies of all SkillSoft Leases.

     3.10 Intellectual Property.

          (a) SkillSoft and its Subsidiaries own, or license or otherwise possess legally enforceable rights to use, all Intellectual Property used or necessary to conduct the business of SkillSoft and its Subsidiaries as currently conducted, or that would be used or necessary as such business is planned to be conducted (in each case excluding generally commercially available, "off-the-shelf" software programs licensed pursuant to shrinkwrap or "click-and-accept" licenses). For purposes of this Agreement, the term "Intellectual Property" means (i) patents, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (iii) rights in processes, formulae, methods, schematics, technology, know-how, computer software programs and applications, and (iv) other tangible or intangible proprietary or confidential information and materials.

          (b) The execution and delivery of this Agreement and consummation of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify, (i) any license, sublicense or other agreement relating to any Intellectual Property owned by SkillSoft (the "SkillSoft Intellectual Property") or (ii) any license, sublicense and other agreement as to which SkillSoft or any of its Subsidiaries is a party and pursuant to which SkillSoft or any of its Subsidiaries is authorized to use any third party Intellectual Property (the "SkillSoft Third Party Intellectual Property"). Neither the execution and delivery of this Agreement nor the consummation of the Merger will result in the grant of any license to any SkillSoft Intellectual Property or release of source code for SkillSoft Intellectual Property to any third party.

          (c) Section 3.10(c) of the SkillSoft Disclosure Schedule sets forth a complete and accurate list of (i) each patent, patent application, copyright registration or application therefor, and registered trademark or service mark (including, where applicable, the jurisdiction of issuance or application) of SkillSoft or any of its Subsidiaries, (ii) any agreement or license pursuant to which SkillSoft or any of its Subsidiaries licenses or is authorized to use any material SkillSoft Third Party Intellectual Property and (iii) any agreement pursuant to which SkillSoft or any of its Subsidiaries has granted an exclusive license to any SkillSoft Intellectual Property or any rights to source code for any SkillSoft Intellectual Property.

          (d) All issued patents and registrations and applications for trademarks, service marks and copyrights which are held by SkillSoft or any of its Subsidiaries are valid and subsisting. SkillSoft and its Subsidiaries have taken reasonable measures to protect the proprietary nature of the SkillSoft Intellectual Property. To the knowledge of SkillSoft, no other person or entity is infringing, violating or misappropriating any of material SkillSoft Intellectual Property or SkillSoft Third Party Intellectual Property.

          (e) None of the (i) products previously or currently sold or under development by SkillSoft or any of its Subsidiaries or (ii) business or activities previously or currently conducted by SkillSoft or any of its Subsidiaries infringes, violates or constitutes a misappropriation of, any Intellectual Property of any third party, except for such infringements, violations and misappropriations which are not, individually or in the aggregate, reasonably likely to adversely affect SkillSoft's operations or result in any liability for SkillSoft or any of its Subsidiaries. Neither SkillSoft nor any of its Subsidiaries has received any complaint, claim or notice alleging any such infringement, violation or misappropriation.

     3.11 Agreements, Contracts and Commitments.

          (a) There are no contracts or agreements that are material contracts (as defined in Item 601(b)(10) of Regulation S-K) with respect to SkillSoft and its Subsidiaries ("SkillSoft Material Contracts"), other than those SkillSoft Material Contracts identified on the exhibit indices of the SkillSoft SEC Reports filed prior to the date hereof. Each SkillSoft Material Contract is in full force and effect and is enforceable in accordance with its terms. Neither SkillSoft nor any of its Subsidiaries nor, to SkillSoft's knowledge, any other party to any

SkillSoft Material Contract is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other contract, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound in a manner that would permit any other party to cancel or terminate any SkillSoft Material Contract, or would permit any other party to seek material damages or other material remedies.

          (b) Section 3.11(b) of the SkillSoft Disclosure Schedule sets forth a complete and accurate list of each contract or agreement to which SkillSoft or any of its Subsidiaries is a party or bound with any Affiliate of SkillSoft (other than any Subsidiary which is a direct or indirect wholly owned subsidiary of SkillSoft). Complete and accurate copies of all the agreements, contracts and arrangements set forth in Section 3.11(b) of the SkillSoft Disclosure Schedule have heretofore been furnished or made available to SmartForce. Except as disclosed in the SkillSoft SEC Reports filed prior to the date of this Agreement, neither SkillSoft nor any of its Subsidiaries has entered into any transaction with any Affiliate of SkillSoft or any of its Subsidiaries or any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K.

          (c) There is no non-competition or other similar agreement, arrangement, understanding, commitment, judgment, injunction or order to which SkillSoft or any of its Subsidiaries is a party or to which SkillSoft or any of its Subsidiaries is subject that has or could reasonably be expected to have the effect of prohibiting or impairing the conduct of the business of SkillSoft or any of its Subsidiaries or SmartForce or any of its Subsidiaries as currently conducted and as proposed to be conducted in any material respect. Neither SkillSoft nor any of its Subsidiaries has entered into (or is otherwise bound by) any agreement under which it is restricted in any material respect from selling, licensing or otherwise distributing any of its technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business.

     3.12 Litigation. Except as disclosed in the SkillSoft Disclosure Schedule, there is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of SkillSoft, threatened against or affecting SkillSoft or any of its Subsidiaries or any properties or rights of SkillSoft or its Subsidiaries, by or before any Governmental Entity which, individually or in the aggregate, is reasonably likely to result in material damages or any material injunctive relief against SkillSoft or a Subsidiary. There are no material judgments, orders or decrees outstanding against SkillSoft or any of its Subsidiaries.

     3.13 Environmental Matters.

          (a) Except as disclosed in the SkillSoft SEC Reports filed prior to the date of this Agreement and except for such matters which, individually or in the aggregate, have not had, and are not reasonably likely to have, a SkillSoft Material Adverse Effect:

               (i) SkillSoft and its Subsidiaries have complied with all applicable Environmental Laws;

               (ii) the properties currently owned, leased or operated by SkillSoft and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances;

               (iii) the properties formerly owned, leased or operated by SkillSoft or any of its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership, use or operation by SkillSoft or any of its Subsidiaries;

               (iv) neither SkillSoft nor any of its Subsidiaries are subject to liability for any Hazardous Substance disposal or contamination on the property of any third party;

               (v) neither SkillSoft nor any of its Subsidiaries have released any Hazardous Substance into the environment;

               (vi) neither SkillSoft nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that SkillSoft or any of its Subsidiaries may be in violation of, liable under or have obligations under any Environmental Law;

               (vii) neither SkillSoft nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and

               (viii) there are no circumstances or conditions involving SkillSoft, any of its Subsidiaries or any of their respective properties that could reasonably be expected to result in any claims, liability, obligations, investigations, costs or restrictions on the ownership, use or transfer of any property of SkillSoft or any of its Subsidiaries pursuant to any Environmental Law.

          (b) For purposes of this Agreement, the term "Environmental Law" means any law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement of any jurisdiction relating to: (A) the protection, investigation or restoration of the environment, human health and safety, or natural resources, (B) the handling, use, storage, treatment, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

          (c) For purposes of this Agreement, the term "Hazardous Substance" means any substance that is: (A) listed, classified, regulated or which falls within the definition of a "hazardous substance," "hazardous waste" or "hazardous material" pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (C) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

     3.14 Employees.

          (a) Substantially all current or past employees of SkillSoft or any of its Subsidiaries has entered into a confidentiality and assignment of inventions agreement with SkillSoft, a copy or form of which has previously been delivered or made available to SmartForce. To the knowledge of SkillSoft, no employee of SkillSoft or any Subsidiary of SkillSoft is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by SkillSoft or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by SkillSoft or any of its Subsidiaries or to the use of trade secrets or proprietary information of others, the consequences of which, individually or in the aggregate, are reasonably likely to have a SkillSoft Material Adverse Effect. To the knowledge of SkillSoft, no key employee or group of employees has any plans to terminate employment with SkillSoft or its Subsidiaries.

          (b) Neither SkillSoft nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Neither SkillSoft nor any of its Subsidiaries is the subject of any proceeding asserting that SkillSoft or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization that, individually or in the aggregate, is reasonably likely to have a SkillSoft Material Adverse Effect, nor is there pending or, to the knowledge of SkillSoft, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving SkillSoft or any of its Subsidiaries.

     3.15 Employee Benefit Plans.

          (a) Section 3.15(a) of the SkillSoft Disclosure Schedule sets forth a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by SkillSoft, any of SkillSoft's Subsidiaries or any of their ERISA Affiliates (together, the "SkillSoft Employee Plans") that are material to SkillSoft (excluding any agreements with individual employees that are covered by Section 3.15(h)). For purposes of this Agreement, the following terms shall have the following meanings: (i) "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of the entity in question or any of its Subsidiaries or ERISA Affiliates; (ii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended; and (iii) "ERISA Affiliate" means any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the entity in question or any of its Subsidiaries.

          (b) SkillSoft has made available to SmartForce a complete and accurate copy of each SkillSoft Employee Plan and, for each such Plan, (i) the three most recent annual reports (Form 5500) filed with the U.S. Internal Revenue Service (the "IRS"), (ii) each trust agreement, group annuity contract, administrative service agreement, policy pertaining to fiduciary liability insurance covering the fiduciaries of each SkillSoft Employee Plan, and summary plan description, if any, relating to such SkillSoft Employee Plan, (iii) the most recent financial statements for each SkillSoft Employee Plan that is funded, and (iv) the three most recent reports regarding the satisfaction of the nondiscrimination requirements applicable to each SkillSoft Employee Plan including those of Sections 410(b), 401(k) and 401(m) of the Code.

          (c) Each SkillSoft Employee Plan has been administered in all material respects in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms and each of SkillSoft, SkillSoft's Subsidiaries and their ERISA Affiliates has in all material respects met its obligations with respect to such SkillSoft Employee Plan and has made all required contributions thereto (or reserved such contributions which are required but not yet due on the SkillSoft Balance Sheet). All filings and reports as to each SkillSoft Employee Plan required to have been submitted to the IRS or to the United States Department of Labor have been timely submitted. With respect to SkillSoft Employee Plans, no event has occurred, and there exists no condition or set of circumstances in connection with which SkillSoft or any of its Subsidiaries could be subject to any liability that is reasonably likely, individually or in the aggregate, to have a SkillSoft Material Adverse Effect under ERISA, the Code or any other applicable law.

          (d) With respect to SkillSoft Employee Plans, there are no benefit obligations for which contributions have not been made or properly accrued and there are no benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of SkillSoft, which obligations are reasonably likely, individually or in the aggregate, to have a SkillSoft Material Adverse Effect. The assets of each SkillSoft Employee Plan which is funded are reported at their fair market value on the books and records of such plan.

          (e) All SkillSoft Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the IRS to the effect that such SkillSoft Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. Each SkillSoft Employee Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code, as the case may be, for each plan year ending prior to the Closing Date.

          (f) Neither SkillSoft, any Subsidiary of SkillSoft nor any of their ERISA Affiliates (i) maintains, or has ever maintained, established, sponsored, participated in or contributed to a SkillSoft Employee Benefit Plan which was ever subject to Section 412 of the

Code or Title IV of ERISA or (ii) is now, or has ever been, obligated to contribute to a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA). No SkillSoft Employee Plan is funded by, associated with or related to a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code. No SkillSoft Employee Plan holds securities issued by SkillSoft, any of SkillSoft's Subsidiaries or any of their ERISA Affiliates.

          (g) Each SkillSoft Employee Plan is amendable and terminable unilaterally by SkillSoft and any of SkillSoft's Subsidiaries which are a party thereto or covered thereby at any time without liability to SkillSoft or any of its Subsidiaries as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no SkillSoft Employee Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits SkillSoft or any of its Subsidiaries from amending or terminating any such SkillSoft Employee Plan. The investment vehicles used to fund SkillSoft Employee Plans may be changed at any time without incurring a material sales charge, surrender fee or other similar expense.

          (h) Except as disclosed in SkillSoft SEC Reports filed prior to the date of this Agreement, neither SkillSoft nor any of its Subsidiaries is a party to any oral or written (i) agreement with any current or former stockholders, director, executive officer or other key employee of SkillSoft or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving SkillSoft or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from SkillSoft or any of its Subsidiaries that may be subject to the tax imposed by Section 4999 of the Code or that constitute an "excess parachute payment" for such person under Section 280G of the Code, without regard to Section 280G(b)(4); or
(iii) agreement or plan binding SkillSoft or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

          (i) None of the SkillSoft Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable law.

     3.16 Compliance With Laws. SkillSoft and each of its Subsidiaries has complied with, is not in violation of, and has not received any notice alleging any violation with respect to, any applicable provisions of any statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets, except for failures to comply or violations which, individually or in the aggregate, have not had, and are not reasonably likely to have, a SkillSoft Material Adverse Effect.

     3.17 Permits. SkillSoft and each of its Subsidiaries have all permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted or as presently contemplated to be conducted (the "SkillSoft Permits"), except for such permits, licenses and franchises the lack of which, individually or in the aggregate, have not resulted in, and are not reasonably likely to result in, a SkillSoft Material Adverse Effect. SkillSoft and its Subsidiaries are in compliance with the terms of the SkillSoft Permits, except where the failure to so comply, individually or in the aggregate, is not reasonably likely to have a SkillSoft Material Adverse Effect. No SkillSoft Permit shall cease to be effective as a result of the consummation of transactions contemplated by this Agreement.

     3.18 Insurance. Each of SkillSoft and its Subsidiaries maintains insurance policies (the "SkillSoft Insurance Policies") with reputable insurance carriers against all risks of a character as are usually insured against, and in such coverage amounts as are usually maintained, by similarly situated companies in the same or similar businesses. Each SkillSoft Insurance Policy is in full force and effect. There is no material claim by SkillSoft or any of its Subsidiaries pending under any SkillSoft Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriters thereof.

     3.19 Opinion of Financial Advisor. The financial advisor of SkillSoft, Banc of America Securities LLC, has delivered to SkillSoft an opinion dated the date of this Agreement to the effect, as of such date, that the Exchange Ratio is fair to the holders of SkillSoft Common Stock from a financial point of view, a copy of which will be provided to SmartForce within one business day following the date of this Agreement.

     3.20 Section 203 of the DGCL Not Applicable. The SkillSoft Board has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in Section 203) shall not apply to the execution, delivery or performance of this Agreement, the SkillSoft Stockholder Agreement or the SmartForce Option Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, the SkillSoft Stockholder Agreement or the SmartForce Option Agreement.

     3.21 Brokers. No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of SkillSoft or any of its Affiliates, to any broker's, finder's, financial advisor's or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Banc of America Securities LLC, whose fees and expense shall be paid by SkillSoft. SkillSoft has delivered to SmartForce a complete and accurate copy of all agreements pursuant to which Banc of America Securities LLC is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

                                   ARTICLE IV

   REPRESENTATIONS AND WARRANTIES OF SMARTFORCE AND THE TRANSITORY SUBSIDIARY

     SmartForce and the Transitory Subsidiary represent and warrant to SkillSoft that the statements contained in this Article IV are true and correct, except as expressly set forth herein or in the disclosure schedule delivered by SmartForce to SkillSoft on the date of this Agreement (the "SmartForce Disclosure Schedule"). The disclosure in any paragraph of the SmartForce Disclosure Schedule shall qualify (1) the corresponding paragraph in this Article IV and (2) the other paragraphs in this
Article IV only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other paragraphs.

   4.1 Organization, Standing and Power; Subsidiaries. SmartForce is a public limited liability company, duly organized, and validly existing under the laws of the Republic of Ireland, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, which have not had, and are not reasonably likely to have a SmartForce Material Adverse Effect. For purposes of this Agreement, the term "SmartForce Material Adverse Effect" means any material adverse change, event, circumstance or, development with respect to, or material adverse effect on (i) the business, assets, liabilities, capitalization, condition (financial or other), or results of operations of SmartForce and its Subsidiaries, taken as a whole (excluding a material adverse effect resulting solely or primarily from factors affecting the United States or Irish economy or the corporate training software market in general and provided that a decrease in the market price of the SmartForce ADSs shall not in and of itself constitute a SmartForce Material Adverse Effect), or (ii) the ability of SmartForce to consummate the transactions contemplated by this Agreement. SmartForce has delivered or made available to SkillSoft complete and accurate copies of the Memorandum and Articles of Association of SmartForce (the "SmartForce Charter Documents"), as amended to date, and the equivalent organizational documents of each Subsidiary of SmartForce, all of which documents are in full force and effect. SmartForce is not in violation of any of the provisions of the SmartForce Charter Documents, and no Subsidiary of SmartForce is in material violation of its equivalent organizational documents.

   4.2   Capitalization.

         (a) The authorized share capital of SmartForce is 13,200,000 divided into 120,000,000 SmartForce Ordinary Shares. As of May 31, 2002, (i) 57,043,910 SmartForce Ordinary Shares were issued and outstanding (in the form of SmartForce Ordinary Shares or SmartForce ADSs) and (ii) no SmartForce Ordinary Shares were held in the treasury of SmartForce. Each SmartForce ADS represents one SmartForce Ordinary Share. The authorized capital stock of the Transitory Subsidiary consists of 1,000 shares of common stock, par value $0.01 per share, all of which, as of the date hereof, are issued and outstanding and held by SmartForce.

         (b) There are no issued or outstanding SmartForce Ordinary Shares or SmartForce ADSs held by an executive officer or director of SmartForce that are subject to a repurchase or redemption right or right of first refusal in favor of SmartForce.

         (c) Section 4.2(c) of the SmartForce Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of: (i) all share option plans or other share or equity-related plans of SmartForce (the "SmartForce Share Plans"), indicating for each SmartForce Share Plan, as of May 31, 2002, the number of SmartForce Ordinary Shares or SmartForce ADSs issued to date under such Plan, the number of SmartForce Ordinary Shares or SmartForce ADSs subject to outstanding options under such Plan and the number of SmartForce Ordinary Shares or SmartForce ADSs reserved for future issuance under such Plan; and (ii) all outstanding options to purchase SmartForce Ordinary Shares or SmartForce ADSs ("SmartForce Share Options") held by an executive officer or director of SmartForce, indicating with respect to each such SmartForce Share Option the name of the holder thereof, the SmartForce Share Plan under which it was granted, the number of SmartForce Ordinary Shares or SmartForce ADSs subject to such SmartForce Share Option, the exercise price, the date of grant, and the vesting schedule, including whether (and to what extent) the vesting will be accelerated in any way by the Merger or by termination of employment or change in position following consummation of the Merger. SmartForce has not granted any SmartForce Share Options from and including May 31, 2002 through and including the date of this Agreement. Except for SmartForce Ordinary Shares or SmartForce ADSs issued upon exercise of SmartForce Share Options outstanding as of May 31, 2002, SmartForce has not issued any SmartForce Ordinary Shares or SmartForce ADSs from and including May 31, 2002 through and including the date of this Agreement. SmartForce has provided or made available to SkillSoft complete and accurate copies of all SmartForce Share Plans and the forms of all option agreements evidencing SmartForce Share Options. Except as set forth in Section 4.2(c) of the SmartForce Disclosure Schedule, no acceleration of vesting of any SmartForce Share Options will occur as a result of or in connection with the Merger.

         (d) Except as set forth in Section 4.2(d) of the SmartForce Disclosure Schedule or pursuant to the SkillSoft Option Agreement, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of SmartForce is authorized or outstanding,
(ii) SmartForce has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any of its shares any evidences of indebtedness or assets of SmartForce, (iii) SmartForce has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its shares or any interest therein or to pay any dividend or to make any other distribution in respect thereof, and (iv) there are no outstanding or authorized share appreciation, phantom share or similar rights with respect to SmartForce.

         (e) There is no agreement, written or oral, between SmartForce or any Affiliate of SmartForce and any holder of the securities of SmartForce relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or "drag-along" rights), registration under the Securities Act (including any rights to include securities in the Registration Statement), or voting, of the shares of SmartForce. There is no rights agreement, "poison pill" anti-takeover plan or other agreement or understanding to which SmartForce is a party or by which it is bound with respect to any equity security of any class of SmartForce, except for the subscription rights issued and issuable under the Declaration of Subscription Rights dated as of October 4, 1998 (the "SmartForce Rights Plan").

         (f) All outstanding shares of SmartForce are, all SmartForce Ordinary Shares and SmartForce ADSs subject to issuance as specified in Section 4.2(c) above will be upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, and all SmartForce Ordinary Shares underlying the SmartForce ADSs to be issued pursuant to this Agreement or the SkillSoft Option Agreement will be upon issuance pursuant to the terms of such Agreement, duly authorized, validly issued, fully paid and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Irish law, the SmartForce Charter Documents or any agreement to which SmartForce is a party or is otherwise bound. Upon the due issuance by the Bank of New York, as depositary, of SmartForce ADRs evidencing SmartForce ADSs to be issued pursuant to this Agreement against deposit of the SmartForce Ordinary Shares underlying such SmartForce ADSs in accordance with this Agreement and the provisions of the Deposit Agreement, dated as of April 13, 1995, as amended and restated as of May 22, 1998, among SmartForce, The Bank of New York, as Depositary, and the owners and beneficial owners from time to time of American Depositary Receipts (the "Deposit Agreement") or, with respect to Affiliates of SkillSoft, the Deposit Agreement, dated as of November 30, 1995, as amended and restated as of May 22, 1998, among SmartForce, The Bank of New York, as Depositary, and the owners and beneficial owners from time to time of Restricted American Depositary Receipts (the "Affiliate Deposit Agreement"), such SmartForce ADRs will be duly and validly issued, and the persons in whose name such SmartForce ADRs are registered will be entitled to the rights of registered holders of SmartForce ADRs specified in the Deposit Agreement or the Affiliate Deposit Agreement, as applicable. Except as set forth in the Affiliate Deposit Agreement, the SmartForce ADSs evidenced by SmartForce ADRs to be issued in the Merger, when issued in accordance with the provisions of this Agreement and the Deposit Agreement or the Affiliate Deposit Agreement, as applicable, will not be subject to any restrictions on resale under the Securities Act, other than those restrictions imposed by Rule 145 promulgated under the Securities Act. Upon the due issuance by The Bank of New York, as depositary, of SmartForce ADRs evidencing SmartForce ADSs to be issued pursuant to the SkillSoft Option Agreement against deposit of the SmartForce Ordinary Shares underlying such SmartForce ADRs in accordance with the provisions of the Restricted Deposit Agreement (B), dated as of June 8, 1999, among SmartForce, The Bank of New York, as Depositary, and the owners and beneficial owners from time to time of American Depositary Receipts (the "Restricted Deposit Agreement"), such SmartForce ADRs will be duly and validly issued, and SkillSoft, as the entity in whose name such SmartForce ADRs are registered, will be entitled to the rights of a registered holder of SmartForce ADRs specified in the Restricted Deposit Agreement.

         (g) Shareholders of SmartForce are not entitled to dissenters' or appraisal rights under applicable state or Irish law in connection with the Merger.

   4.3   Subsidiaries.

         (a) Section 4.3 of the SmartForce Disclosure Schedule sets forth, for each Subsidiary of SmartForce: (i) its name; (ii) the percentage of outstanding equity securities owned of record and beneficially by SmartForce, and the identity of, and the percentage of outstanding equity securities owned of record and beneficially by, any other shareholder of a Subsidiary of SmartForce; and
(iii) the jurisdiction of organization.

         (b) Each Subsidiary of SmartForce is a corporation duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing that, individually or in the aggregate, have not had, and are not reasonably likely to have, a SmartForce Material Adverse Effect. All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of SmartForce are duly authorized, validly issued, fully paid, and if applicable, nonassessable and free of preemptive rights and all such shares (other than directors' qualifying shares in the case of non-U.S. Subsidiaries, all of which SmartForce has the power to cause to be transferred for no or nominal consideration to SmartForce or SmartForce's designee) are owned, of record and beneficially, by SmartForce or another of its Subsidiaries free and clear of all security interests, liens, claims, pledges, agreements, limitations in SmartForce's voting rights, charges or other encumbrances of any nature. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which SmartForce or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of SmartForce. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of SmartForce. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of SmartForce.

         (c) SmartForce does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary of SmartForce. There are no obligations, contingent or otherwise, of SmartForce or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of any Subsidiary of SmartForce or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary of SmartForce or any other entity, other than guarantees of bank obligations of Subsidiaries of SmartForce entered into in the Ordinary Course of Business.

   4.4   Authority; No Conflict; Required Filings and Consents.

         (a) Each of SmartForce and the Transitory Subsidiary has all requisite corporate power and authority to enter into this Agreement and (in the case of SmartForce) the SkillSoft Option Agreement and, subject (in the case of this Agreement) only to the approval of the SmartForce Voting Proposal by SmartForce's shareholders under the rules of The Nasdaq Stock Market, Inc. and applicable law (the "SmartForce Shareholder Approval"), to consummate the transactions contemplated by this Agreement and (in the case of SmartForce) the SkillSoft Option Agreement. Without limiting the generality of the foregoing, the SmartForce Board, at a meeting duly called and held, by the unanimous vote of all directors (i) determined that the Merger is fair, advisable and in the best interests of SmartForce and its shareholders and (ii) directed that the SmartForce Voting Proposal be submitted to the shareholders of SmartForce for their approval and resolved to recommend that the shareholders of SmartForce vote in favor of the approval of the SmartForce Voting Proposal. The execution and delivery of this Agreement and (in the case of SmartForce) the SkillSoft Option Agreement and the consummation of the transactions contemplated thereby by SmartForce and the Transitory Subsidiary have been duly authorized by all necessary corporate action on the part of each of SmartForce and the Transitory Subsidiary (including the approval of the Merger by SmartForce as the sole stockholder of the Transitory Subsidiary), subject (in the case of the Merger Agreement) only to the required receipt of the SmartForce Shareholder Approval. This Agreement has been duly executed and delivered by each of SmartForce and the Transitory Subsidiary and constitutes the valid and binding obligation of each of SmartForce and the Transitory Subsidiary, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception. The SkillSoft Option Agreement, upon its execution, will be duly executed and delivered by SmartForce and will constitute the valid and binding obligation of SmartForce, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception. For purposes of this Agreement, "SmartForce Voting Proposal" shall mean, collectively, the approval of: (1) this Agreement and the issuance of SmartForce ADSs and the SmartForce Ordinary Shares underlying such SmartForce ADSs in the Merger, (2) the increase of the authorized share capital of SmartForce to (euro)27,500,000 divided into 250,000,000 SmartForce Ordinary Shares, (3) the amendment of paragraph (5)(a) of SmartForce's Memorandum of Association and SmartForce's Articles of Association to reflect the increase in the authorized share capital of SmartForce, (4) the amendment of Article 64 of SmartForce's Articles of Association to change the number of members of the board of directors of SmartForce to seven, (5) the changing of the name of SmartForce to the name agreed to pursuant to Section
6.19 and the amendment of and Memorandum and Articles of Association to reflect the new name, (6) the authorization of the directors of SmartForce to allot, grant options over, offer or otherwise deal with or dispose of any relevant securities up to an amount equal to but not exceeding the authorized but unissued shares in the capital of SmartForce, and (7) the empowerment of the directors of SmartForce in accordance with the provisions of Section 24 (and in particular sub-section 5) of the Companies (Amendment) Act, 1983 to allot equity securities pursuant to the authority conferred on the directors to allot relevant securities as if Section 23(1) of the Companies (Amendment) Act, 1983 (Ireland) did not apply to such allotment or allotments.

     (b) The execution and delivery of this Agreement by each of SmartForce and the Transitory Subsidiary do not, and the consummation by SmartForce and the Transitory Subsidiary of the transactions contemplated by this Agreement and the SkillSoft Option Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the SmartForce Charter Documents, the Certificate of Incorporation or By-laws of the Transitory Subsidiary or of the charter, by-laws or other organizational document of any other Subsidiary of SmartForce, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Liens on SmartForce's or any of its Subsidiaries' assets under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which SmartForce or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining the SmartForce Shareholder Approval and compliance with the requirements specified in clauses (i) through (vii) of Section 4.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to SmartForce or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this
Section 4.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations or accelerations which, individually or in the aggregate, are not, reasonably likely to have a SmartForce Material Adverse Effect. Section 4.4(b) of the SmartForce Disclosure Schedule lists all consents, waivers and approvals under any of SmartForce's or any of its Subsidiaries' agreements, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate were not obtained, would result in a material loss of benefits to SmartForce, SkillSoft or the Surviving Corporation as a result of the Merger.

     (c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which SmartForce ADSs are listed for trading is required by or with respect to SmartForce or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the SkillSoft Option Agreement or the consummation by SmartForce or the Transitory Subsidiary of the transactions contemplated thereby, except for (i) the pre-merger notification requirements under the HSR Act, (ii) any actions or filings required under the Irish Mergers Act, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State, (iv) the filing of the Registration Statement and the ADS Registration Statement (as defined below) with the SEC in accordance with the Securities Act and the declaration of the effectiveness thereof by the SEC, (v) the filing of the Joint Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act, (vi) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act and materials under Rule 165 and Rule 425 of the Securities Act as may be required in connection with this Agreement and the SkillSoft Option Agreement and the transactions contemplated hereby, (vii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws, the laws of any foreign country, including the consent of the Irish Takeover Panel for the purpose of any relevant rules of the Irish Takeover Act and compliance with any directions or rulings of the Irish Takeover Panel, (viii) if required by The Nasdaq Stock Market, Inc., the filing of a Notification Form: Listing of Additional Shares with The Nasdaq Stock Market, Inc. for the SmartForce ADS to be issued in the transactions contemplated by this Agreement and the SkillSoft Option Agreement and (ix) such other consents, authorizations, orders, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a SmartForce Material Adverse Effect.

     (d) The affirmative vote for adoption of the SmartForce Voting Proposal by the holders of a majority (for ordinary resolutions) and seventy-five percent (75%) (for special resolutions) of the SmartForce Ordinary Shares present or represented by proxy and voting at the meeting of SmartForce's shareholders to consider the SmartForce Voting Proposal (the "SmartForce Meeting") are the only votes of the holders of any class or series of SmartForce's share capital or other securities necessary to approve the SmartForce Voting Proposal. Section 4.4(d) of the SmartForce Disclosure Schedule indicates which aspects of the SmartForce Voting Proposal constitute ordinary resolutions and which constitute special resolutions. There are no bonds, debentures, notes or other indebtedness of SmartForce having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of SmartForce may vote.

     4.5  SEC Filings; Financial Statements; Information Provided.

          (a) SmartForce has filed all registration statements, forms, reports and other documents required to be filed by SmartForce with the SEC since January 1, 2000 and has made available to SkillSoft copies of all registration statements, forms, reports and other documents filed by SmartForce with the SEC since such date, all of which are available on the SEC's EDGAR system. All such required registration statements, forms, reports and other documents (including those that SmartForce may file after the date hereof until the Closing) are referred to herein as the "SmartForce SEC Reports." The SmartForce SEC Reports
(i) were or will be filed on a timely basis, (ii) at the time filed, were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SmartForce SEC Reports, and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SmartForce SEC Reports or necessary in order to make the statements in such SmartForce SEC Reports, in the light of the circumstances under which they were made, not misleading. No Subsidiary of SmartForce is subject to the reporting requirements of Sections 13(a) or 15(d) of the Exchange Act.

          (b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in SmartForce SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of SmartForce and its Subsidiaries as of the dates indicated and the consolidated results of SmartForce and its Subsidiaries' operations and cash flows for the periods indicated, consistent with the books and records of SmartForce and its Subsidiaries, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The consolidated, unaudited balance sheet of SmartForce as of March 31, 2002 is referred to herein as "SmartForce Balance Sheet."

          (c) SmartForce has previously furnished to SkillSoft a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by SmartForce with the SEC pursuant to the Securities Act or the Exchange Act.

          (d) The information in the Registration Statement to be supplied by or on behalf of SmartForce for inclusion or incorporation by reference in the Registration Statement or to be supplied by or on behalf of SmartForce for inclusion in any Regulation M-A Filing, shall not at the time the Registration Statement or such Regulation M-A Filing is filed with the SEC, at any time it is amended or supplemented, or at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by or on behalf of SmartForce for inclusion in the Joint Proxy Statement/Prospectus to be sent to the shareholders of SmartForce in connection with the SmartForce Meeting, which shall be deemed to include all information about or relating to SmartForce, the SmartForce Voting Proposal or the SmartForce Meeting, shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to shareholders of SmartForce, or at the time of the SmartForce Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement/Prospectus not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the SmartForce Meeting which has become false or misleading. If at any time prior to the Effective Time any fact or event relating to SmartForce or any of its Affiliates is discovered by SmartForce or occurs which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, SmartForce shall promptly inform SkillSoft of such fact or event.

     4.6 No Undisclosed Liabilities. Except as disclosed in the SmartForce SEC Reports filed prior to the date hereof, and except for normal and recurring liabilities incurred since the date of the SmartForce Balance Sheet in the Ordinary Course of Business, SmartForce and its Subsidiaries do not have any liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, which individually or in the aggregate, are reasonably likely to have a SmartForce Material Adverse Effect.

     4.7 Absence of Certain Changes or Events. Except as set forth in Section
4.7 of the SmartForce Disclosure Schedule, since the date of the SmartForce Balance Sheet, SmartForce and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and, since such date, there has not been any change, event, circumstance, development or effect that individually or in the aggregate has had, or is reasonably likely to have, a SmartForce Material Adverse Effect.

     4.8  Taxes.

          (a) SmartForce and its Subsidiaries have filed on a timely basis all Tax Returns (including Affiliated Group Tax Returns) that are required to have been filed with respect to any of them, and all such Tax Returns were complete and accurate in all material respects. Neither SmartForce nor any of its Subsidiaries has joined or is required to have joined in any Affiliated Group Tax Return in which any corporation other than SmartForce and its Subsidiaries are or were members with respect to any Affiliated Period. SmartForce and its Subsidiaries have paid on a timely basis all Taxes that were due and payable and each member of an Affiliated Group has paid all Taxes that were due and payable with respect to all Affiliated Periods. The unpaid Taxes of SmartForce and its Subsidiaries for tax periods through the date of the SmartForce Balance Sheet do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the SmartForce Balance Sheet. Neither SmartForce nor any of its Subsidiaries has any actual or potential liability for any Tax obligation of any taxpayer other than SmartForce and its Subsidiaries. All Taxes that SmartForce or any of its Subsidiaries is or was required by law to have withheld or collected have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

          (b) SmartForce has delivered or made available to SkillSoft complete and accurate copies of all Tax Returns of SmartForce and its Subsidiaries, together with all related examination reports and statements of deficiency for all periods requested in writing by SkillSoft and complete and accurate copies of the portion of all other Tax Returns, examination reports and statements of deficiency assessed against or agreed to with respect to any member of an Affiliated Group relating to the activities of SmartForce or any of its Subsidiaries for all Affiliated Periods requested in writing by SkillSoft. To the knowledge of SmartForce, no examination or audit of any Tax Return of SmartForce or any of its Subsidiaries or any Affiliated Group Tax Return by any Governmental Entity is currently in progress or threatened or contemplated. Neither SmartForce nor any of its Subsidiaries has been informed by any jurisdiction that such jurisdiction believes that SmartForce or any of its Subsidiaries was required to file any Tax Return that was not filed which was not thereafter filed. Neither SmartForce nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency, which waiver is currently in effect.

          (c) Neither SmartForce nor any of its Subsidiaries: (i) is a "consenting corporation" within the meaning of Section 341(f) of the Code, and none of the assets of SmartForce or its Subsidiaries are subject to an election under Section 341(f) of the Code; (ii) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (iii) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that would be treated as an "excess parachute payment" under Section 280G of the Code (without regard to Section 280G(b)(4) of the Code) in connection with the Merger and transactions contemplated hereunder; (iv) has any actual or potential liability for any Taxes of any person (other than SmartForce and its Subsidiaries under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise; or
(v) is a party to, bound by, or obligated under any Tax allocation, Tax sharing or Tax indemnity agreement.

          (d) None of the assets of SmartForce or any of its Subsidiaries is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

          (e) There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of SmartForce or any of its Subsidiaries, other than with respect to Taxes not yet due and payable.

          (f) Neither SmartForce nor any of its Subsidiaries has distributed to its shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of SmartForce or any of its Subsidiaries been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions"

(within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

          (g) Neither SmartForce nor any of its Subsidiaries is a passive foreign investment company within the meaning of Sections 1291-1298 of the Code.

          (h) SmartForce is an organization properly characterized as a corporation under Section 7701(a)(3) of the Code and Treasury Regulation Section 301.7701-2.

          (i) SmartForce will have been engaged in an active trade or business outside of the United States, within the meaning of Treasury Regulation Section 1.367(a)-2T(b)(2) and (3), for the entire 36-month period immediately before the Effective Time. SmartForce does not have any intention, and will not have an intention at the Effective Time, to substantially dispose of or discontinue such trade or business. SmartForce satisfies the substantiality test contained in Treasury Regulation Section 1.367(a)-3(c)(3).

          (j) To the knowledge of SmartForce, SmartForce is not a controlled foreign corporation within the meaning of Section 957 of the Code.

          (k) The fair market value of the SmartForce ADSs received by each stockholder of SkillSoft will be approximately equal to the fair market value of the shares of SkillSoft Common Stock surrendered in exchange therefor, and the aggregate consideration received by SkillSoft stockholders in exchange for their shares of SkillSoft Common Stock will be approximately equal to the fair market value of all of the outstanding shares of SkillSoft Common Stock immediately prior to the Merger. The SmartForce ADSs issued pursuant to the Merger will represent less than fifty percent (50%) of the total outstanding SmartForce ADSs immediately after the Merger.

     4.9  Owned and Leased Real Properties.

          (a) Neither SmartForce or any of its Subsidiaries owns or has ever owned any real property.

          (b) Section 4.9 of the SmartForce Disclosure Schedule sets forth a complete and accurate list of all material real property leased, subleased, licensed or occupied by SmartForce or any of its Subsidiaries (collectively, the "SmartForce Leases") and the location of the premises. Neither SmartForce, nor any of its Subsidiaries nor, to SmartForce's knowledge, any other party is in default (nor has any event occurred which with notice or lapse of time, or both, would constitute a default and in respect of which SmartForce or the Subsidiary has not taken adequate steps to prevent such default from occurring) under any of the SmartForce Leases, and the SmartForce Leases are valid and effective in accordance with their respective terms. Neither SmartForce nor any of its Subsidiaries leases, subleases or licenses any real property to any person other than SmartForce and its Subsidiaries. SmartForce has provided or made available to SkillSoft complete and accurate copies of all SmartForce Leases.

     4.10 Intellectual Property.

          (a) SmartForce and its Subsidiaries own, or license or otherwise possess legally enforceable rights to use, all Intellectual Property used or necessary to conduct the business of SmartForce and its Subsidiaries as currently conducted, or that would be used or necessary as such business is planned to be conducted (excluding, in each case, generally commercially available, "off-the-shelf" software programs licensed pursuant to shrinkwrap or "click-and-accept" licenses).

          (b) The execution and delivery of this Agreement and consummation of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify, (i) any license, sublicense or other agreement relating to any Intellectual Property owned by SmartForce (the "SmartForce Intellectual Property") or (ii) any license, sublicense and other agreement as to which SmartForce or any of its Subsidiaries is a party and pursuant to which SmartForce or any of its Subsidiaries is authorized to use any third party Intellectual Property (the "SmartForce Third Party Intellectual Property"). Neither the execution and delivery of this Agreement nor the consummation of the Merger will result in the grant of any license to any SmartForce Intellectual Property or release of source code for any SmartForce Intellectual Property to any third party.

          (c) Section 4.10(c) of the SmartForce Disclosure Schedule sets forth a complete and accurate list of (i) each patent, patent application, copyright registration or application therefor, and registered trademark or service mark (including, where applicable, the jurisdiction of issuance or application) of SmartForce or any of its Subsidiaries, (ii) any agreement or license pursuant to which SmartForce or any of its Subsidiaries licenses or is authorized to use any material SmartForce Third Party Intellectual Property and (iii) any agreement pursuant to which SmartForce or any of its Subsidiaries has granted an exclusive license to any SmartForce Intellectual Property or any rights to source code for any SmartForce Intellectual Property.

          (d) All issued patents and registrations and applications for trademarks, service marks and copyrights which are held by SmartForce or any of its Subsidiaries are valid and subsisting. SmartForce and its Subsidiaries have taken reasonable measures to protect the proprietary nature of the SmartForce Intellectual Property. To the knowledge of SmartForce, no other person or entity is infringing, violating or misappropriating any of material SmartForce Intellectual Property or SmartForce Third Party Intellectual Property.

          (e) None of the (i) products previously or currently sold or under development by SmartForce or any of its Subsidiaries or (ii) business or activities previously or currently conducted by SmartForce or any of its Subsidiaries infringes, violates or constitutes a misappropriation of, any Intellectual Property of any third party, except for such infringements, violations and misappropriations which are not, individually or in the aggregate, reasonably likely to adversely affect SmartForce's operations or result in any liability for SmartForce or any of its Subsidiaries. Neither SmartForce nor any of its Subsidiaries has received any complaint, claim or notice alleging any such infringement, violation or misappropriation.

     4.11 Agreements, Contracts and Commitments.

          (a) There are no contracts or agreements that are material contracts (as defined in Item 601(b)(10) of Regulation S-K) with respect to SmartForce and its Subsidiaries ("SmartForce Material Contracts"), other than those SmartForce Material Contracts identified on the exhibit indices of the SmartForce SEC Reports filed prior to the date hereof. Each SmartForce Material Contract is in full force and effect and is enforceable in accordance with its terms. Neither SmartForce nor any of its Subsidiaries nor, to SmartForce's knowledge, any other party to any SmartForce Material Contract is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other contract, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound in a manner that would permit any other party to cancel or terminate any SmartForce Material Contract, or would permit any other party to seek material damages or other material remedies.

          (b) Section 4.11(b) of the SmartForce Disclosure Schedule sets forth a complete and accurate list of each contract or agreement to which SmartForce or any of its Subsidiaries is a party or bound with any Affiliate of SmartForce (other than any Subsidiary which is a direct or indirect wholly owned subsidiary of SmartForce). Complete and accurate copies of all the agreements, contracts and arrangements set forth in Section 4.11(b) of the SmartForce Disclosure Schedule have heretofore been furnished or made available to SkillSoft. Except as disclosed in the SmartForce SEC Reports filed prior to the date of this Agreement, neither SmartForce nor any of its Subsidiaries has entered into any transaction with any Affiliate of SmartForce or any of its Subsidiaries or any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K.

          (c) There is no non-competition or other similar agreement, arrangement, understanding, commitment, judgment, injunction or order to which SmartForce or any of its Subsidiaries is a party or to which SmartForce or any of its Subsidiaries is subject that has or could reasonably be expected to have the effect of prohibiting or impairing the conduct of the business of SmartForce or any of its Subsidiaries or SkillSoft or any of its Subsidiaries as currently conducted and as proposed to be conducted in any material respect. Neither SmartForce nor any of its Subsidiaries has entered into (or is otherwise bound by) any agreement under which it is restricted in any material respect from selling, licensing or otherwise distributing any of its technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business.

     4.12 Litigation. Except as disclosed in the SmartForce Disclosure Schedule, there is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of SmartForce, threatened against or affecting SmartForce or any of its Subsidiaries or any properties or rights of SmartForce or its Subsidiaries, by or before any Governmental Entity which, individually or in the aggregate, is reasonably likely to result in material damages or any material injunctive relief against SmartForce or a Subsidiary. There are no material judgments, orders or decrees outstanding against SmartForce or any of its Subsidiaries.

     4.13 Environmental Matters. Except as disclosed in the SmartForce SEC Reports filed prior to the date of this Agreement and except for such matters which, individually or in the aggregate, have not had, and are not reasonably likely to have, a SmartForce Material Adverse Effect:

               (i) SmartForce and its Subsidiaries have complied with all applicable Environmental Laws;

               (ii) the properties currently owned, leased or operated by SmartForce and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances;

               (iii) the propertiesI formerly owned, leased or operated by SmartForce or any ofI its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership, use or operation by SmartForce or any of its Subsidiaries;

               (iv) neither SmartForce nor any of its Subsidiaries are subject to liability for any Hazardous Substance disposal or contamination on the property of any third party;

               (v) neither SmartForce nor any of its Subsidiaries have released any Hazardous Substance into the environment;

               (vi) neither SmartForce nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that SmartForce or any of its Subsidiaries may be in violation of, liable under or have obligations under any Environmental Law;

               (vii) neither SmartForce nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and

               (viii) there are no circumstances or conditions involving SmartForce, any of its Subsidiaries or any of their respective properties that could reasonably be expected to result in any claims, liability, obligations, investigations, costs or restrictions on the ownership, use or transfer of any property of SmartForce or any of its Subsidiaries pursuant to any Environmental Law.

     4.14  Employees.

          (a) Substantially all current or past employees of SmartForce or any of its Subsidiaries has entered into a confidentiality and assignment of inventions agreement with SmartForce, a copy or form of which has previously been delivered or made available to SkillSoft. To the knowledge of SmartForce, no employee of SmartForce or any Subsidiary of SmartForce is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by SmartForce or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by SmartForce or any of its Subsidiaries or to the use of trade secrets or proprietary information of others, the consequences of which, individually or in the aggregate, are reasonably likely to have a SmartForce Material Adverse Effect. To the knowledge of SmartForce, no key employee or group of employees has any plans to terminate employment with SmartForce or its Subsidiaries.

          (b) Neither SmartForce nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Neither SmartForce nor any of its Subsidiaries is the subject of any proceeding asserting that SmartForce or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization that, individually or in the aggregate, is reasonably likely to have a SmartForce Material Adverse Effect, nor is there pending or, to the knowledge of SmartForce, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving SmartForce or any of its Subsidiaries.

    4.15  Employee Benefit Plans.

          (a) Section 4.15(a) of the SmartForce Disclosure Schedule sets forth a complete and accurate list of all SmartForce Employee Plans in the United States or Canada that are material to SmartForce (excluding any agreements with individual employees that are covered by Section 4.15(h)). For purposes of this Agreement, "SmartForce Employee Plans" shall mean all Employee Benefit Plans maintained, or contributed to, by SmartForce, any of SmartForce's Subsidiaries or any of their ERISA Affiliates (together, the "SmartForce Employee Plans").

          (b) SmartForce has made available to SkillSoft a complete and accurate copy of each SmartForce Employee Plan and, for each such Plan in the United States or Canada, (i) the three most recent annual reports (Form 5500) filed with the IRS, (ii) each trust agreement, group annuity contract, administrative service agreement, policy pertaining to fiduciary liability insurance covering the fiduciaries of each such SmartForce Employee Plan, and summary plan description, if any, relating to such SmartForce Employee Plan, (iii) the most recent financial statements for each SmartForce Employee Plan that is funded, and (iv) the three most recent reports regarding the satisfaction of the nondiscrimination requirements applicable to each such SmartForce Employee Plan including those of Sections 410(b), 401(k) and 401(m) of the Code.

          (c) Each SmartForce Employee Plan has been administered in all material respects in accordance with (as applicable) ERISA, the Code, Irish Pensions Act of 1990 and all other applicable laws and the regulations thereunder and in accordance with its terms and each of SmartForce, SmartForce's Subsidiaries and their ERISA Affiliates has in all material respects met its obligations with respect to such SmartForce Employee Plan and has made all required contributions thereto (or reserved such contributions which are required but not yet due on the SmartForce Balance Sheet). All filings and reports as to each SmartForce Employee Plan required to have been submitted to the IRS or to the United States Department of Labor have been timely submitted. With respect to SmartForce Employee Plans, no event has occurred and there exists no condition or set of circumstances in connection with which SmartForce or any of its Subsidiaries could be subject to any liability that is reasonably likely, individually or in the aggregate, to have a SmartForce Material Adverse Effect under ERISA, the Code or any other applicable law.

          (d) With respect to SmartForce Employee Plans, there are no benefit obligations for which contributions have not been made or properly accrued and there are no benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of SmartForce, which obligations are reasonably likely, individually or in the aggregate, to have a SmartForce Material Adverse Effect. The assets of each SmartForce Employee Plan which is funded are reported at their fair market value on the books and records of such plan.

          (e) All SmartForce Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the IRS to the effect that such SmartForce Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. Each SmartForce Employee Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code had been tested for compliance with, and satisfies the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code, as the case may be, for each plan year ending prior to the Closing Date. All SmartForce Employee Plans that are intended to be approved by the Irish Revenue Commissioners for the purposes of Chapter 1 of Part 30 of the Taxes Consolidation Act, 1997 have received approval letters from the Irish Revenue Commissioners and no such approval letter has been revoked and, to SmartForce's knowledge, no event, act or omission has occurred that would materially adversely affect such approval.

          (f) Neither SmartForce, any Subsidiary of SmartForce nor any of their ERISA Affiliates (i) maintains, or has ever maintained, established, sponsored, participated in or contributed to a SmartForce Employee Benefit Plan which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) is now, or has ever been, obligated to contribute to a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA). No SmartForce Employee Plan is funded by, associated with or related to a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code. No SmartForce Employee Plan holds securities issued by SmartForce, any of SmartForce's Subsidiaries or any of their ERISA Affiliates.

          (g) Each SmartForce Employee Plan is amendable and terminable unilaterally by SmartForce and any of SmartForce's Subsidiaries which are a party thereto or covered thereby at any time without liability to SmartForce or any of its Subsidiaries as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no SmartForce Employee Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits SmartForce or any of its Subsidiaries from amending or terminating any such SmartForce Employee Plan. The investment vehicles used to fund SmartForce Employee Plans may be changed at any time without incurring a material sales charge, surrender fee or other similar expense.

          (h) Except as disclosed in SmartForce SEC Reports filed prior to the date of this Agreement, neither SmartForce nor any of its Subsidiaries is a party to any oral or written (i) agreement with any current or former shareholders, director, executive officer or other key employee of SmartForce or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving SmartForce or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from SmartForce or any of its Subsidiaries that may be subject to the tax imposed by Section 4999 of the Code or that constitute an "excess parachute payment" for such person under Section 280G of the Code, without regard to
Section 280G(b)(4); or (iii) agreement or plan binding SmartForce or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

          (i) None of the SmartForce Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable law.

          (j) None of the SmartForce Benefit Plans is currently, nor has ever been, a "defined benefit scheme" as defined in the Irish Pensions Act 1990.

     4.16 Compliance With Laws. SmartForce and each of its Subsidiaries has complied with, is not in violation of, and has not received any notice alleging any violation with respect to, any applicable provisions of any statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets, except for failures to comply or violations which, individually or in the aggregate, have not had, and are not reasonably likely to have, a SmartForce Material Adverse Effect.

     4.17 Permits. SmartForce and each of its Subsidiaries have all permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted or as presently contemplated to be conducted (the "SmartForce Permits"), except for such permits, licenses and franchises the lack of which, individually or in the aggregate, have not resulted in, and are not reasonably likely to result in, a SmartForce Material Adverse Effect. SmartForce and its Subsidiaries are in compliance with the terms of the SmartForce Permits, except where the failure to so comply, individually or in the aggregate, is not reasonably likely to have a SmartForce Material Adverse Effect. No SmartForce Permit shall cease to be effective as a result of the consummation of transactions contemplated by this Agreement.

     4.18 Insurance. Each of SmartForce and its Subsidiaries maintains insurance policies (the "SmartForce Insurance Policies") with reputable insurance carriers against all risks of a character as are usually insured against, and in such coverage amounts as are usually maintained, by similarly situated companies in the same or similar businesses. Each SmartForce Insurance Policy is in full force and effect. There is no material claim by SmartForce or any of its

Subsidiaries pending under any SmartForce Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriters thereof.

     4.19 Opinion of Financial Advisor. The financial advisor of SmartForce, Credit Suisse First Boston Corporation, has delivered to SmartForce an opinion dated the date of this Agreement to the effect, as of such date, that the Exchange Ratio is fair to SmartForce from a financial point of view, a copy of which will be provided to SkillSoft within one business day following the date of this Agreement.

     4.20 Rights Agreement. The entering into of this Agreement, the SmartForce Shareholder Agreement or the SkillSoft Option Agreement does not result in the ability of any person to exercise any of subscription rights under the SmartForce Rights Plan or enable or require subscription rights issued thereunder to separate from the shares of SmartForce to which they are attached or to be triggered or become exercisable or cease to be redeemable. SmartForce will take all necessary action to effect an amendment to the SmartForce Rights Plan (the "SmartForce Rights Plan Amendment"), a signed copy of which will be delivered to SkillSoft within five business days following its execution (but in any event prior to the Effective Time) and will take all other action necessary or appropriate so that the consummation of the transactions contemplated by this Agreement, the SmartForce Shareholder Agreement and the SkillSoft Option Agreement do not result in the ability of any person to exercise any of subscription rights under the SmartForce Rights Plan or enable or require subscription rights issued thereunder to separate from the shares of SmartForce to which they are attached or to be triggered or become exercisable or cease to be redeemable.

     4.21 Brokers. No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of SmartForce or any of its Affiliates, to any broker's, finder's, financial advisor's or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Credit Suisse First Boston Corporation, whose fees and expense shall be paid by SmartForce. SmartForce has delivered to SkillSoft a complete and accurate copy of all agreements pursuant to which Credit Suisse First Boston Corporation is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

     4.22 Operations of the Transitory Subsidiary. The Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

                                   ARTICLE V

                               CONDUCT OF BUSINESS

     5.1 Covenants of SkillSoft. Except as expressly provided herein or as consented to in writing by SmartForce, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, SkillSoft shall, and shall cause each of its Subsidiaries to, (i) act and carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, pay its debts and

Taxes and perform its other obligations when due (subject to good faith disputes over such debts, Taxes or obligations), (ii) comply in all material respects with applicable laws, rules and regulations, and (iii) use commercially reasonable efforts, consistent with past practices, to maintain and preserve its and each of its Subsidiaries' business organization, assets and properties, keep available the services of its present officers and key employees and preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it. Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, SkillSoft shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of SmartForce:

          (a) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of SkillSoft to its parent); (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities (except, in the case of this clause (C), for the acquisition of shares of SkillSoft Common Stock from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares at their original issuance price in connection with any termination of services to SkillSoft);

          (b) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than (i) the issuance of shares of SkillSoft Common Stock upon the exercise of SkillSoft Stock Options outstanding on the date of this Agreement in accordance with their present terms, (ii) the grant of options to purchase SkillSoft Common Stock, which grants shall not exceed 2,400,000 shares in the aggregate, and shall have an exercise price equal to the fair market value of SkillSoft Common Stock on the date of grant and shall otherwise be upon SkillSoft's customary terms and (iii) the grant of options and the issuance of SkillSoft Common Stock in the Ordinary Course of Business under SkillSoft's 2001 Employee Stock Purchase Plan and SkillSoft's 2001 International Employee Stock Purchase Plan as currently in effect);

          (c) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents, except as expressly provided by this Agreement;

          (d) acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (B) any assets that are material, in the aggregate, to SkillSoft and its Subsidiaries, taken as a whole;

          (e) except in the Ordinary Course of Business, sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets of SkillSoft or of any of its Subsidiaries;

          (f) whether or not in the Ordinary Course of Business, sell, lease, license, encumber, dispose of or otherwise transfer any assets material to SkillSoft and its Subsidiaries, taken as a whole (including any accounts, leases, contracts or intellectual property or any assets or the stock of any of its Subsidiaries, but excluding the sale or license of products in the Ordinary Course of Business);

          (g) adopt or implement any stockholder rights plan;

          (h) except for a confidentiality agreement as permitted by Section 6.1, enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of all or substantially all of the assets or securities of SkillSoft or any of its Subsidiaries;

          (i) (A) incur or suffer to exist any indebtedness for borrowed money or guarantee any such indebtedness of another person, (B) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of SkillSoft or any of its Subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or (C) make any loans, advances (other than routine advances to employees of SkillSoft in the Ordinary Course of Business) or capital contributions to, or investment in, any other person, other than SkillSoft or any of its direct or indirect wholly owned Subsidiaries;

          (j) make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $1,000,000 in the aggregate for SkillSoft and its Subsidiaries, taken as a whole, other than as set forth in SkillSoft's budget for capital expenditures previously made available to SmartForce;

          (k) make any changes in accounting methods, principles or practices, except insofar as may have been required by the SEC or a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

          (l) except in the Ordinary Course of Business, modify, amend or terminate any material contract or agreement to which SkillSoft or any of its Subsidiaries is party, or knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable of SkillSoft of any of its Subsidiaries);

          (m) (A) except in the Ordinary Course of Business, enter into any material contract or agreement or (B) license any material intellectual property rights to or from any third party;

          (n) except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof, (A) take any action with respect to, adopt, enter into, terminate or amend any employment, severance or similar agreement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement (other than severance or similar payments, and any agreements related thereto, for non-officer employees in the Ordinary Course of Business), (B) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant (whether in cash, stock, equity securities, property or otherwise) (except for annual increases of the salaries of non-officer employees in the Ordinary Course of Business), (C) except as set forth in Section 5.1(n) of the SkillSoft Disclosure Schedule, waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans, (D) pay any material benefit not provided for as of the date of this Agreement under any SkillSoft Employee Plan, (E) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, or (F) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

          (o) make or rescind any material Tax election, settle or compromise any Tax liability or amend any Tax return;

          (p) initiate, compromise, pay, discharge or settle any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), litigation or arbitration proceeding for an amount in the aggregate that exceeds $2,500,000, exclusive of any amounts covered by SkillSoft Insurance Policies;

          (q) fail to maintain insurance at levels substantially comparable to levels existing as of the date of this Agreement; or

          (r) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action which would make any representation or warranty of SkillSoft in this Agreement untrue or incorrect in any material respect, or would materially impair or prevent the satisfaction of any conditions in Article VII hereof.

     5.2 Covenants of SmartForce. Except as expressly provided herein or as consented to in writing by SkillSoft, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, SmartForce shall, and shall cause each of its Subsidiaries to, (i) act and carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, pay its debts and Taxes and perform its other obligations when due (subject to good faith disputes over such debts, Taxes or obligations), (ii) comply in all material respects with applicable laws, rules and regulations, and (iii) use commercially reasonable efforts, consistent with past practices, to maintain and preserve its and each of its Subsidiaries' business organization, assets and properties, keep available the services of its present officers and key employees and preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it. Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, SmartForce shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of SkillSoft:

          (a) except as provided in Section 5.2(a) of the SmartForce Disclosure Schedule, (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its share capital (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of SmartForce to its parent); (B) split, combine or reclassify any of its share capital or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any of its share capital or any of its other securities; or (C) purchase, redeem or otherwise acquire any of its share capital or any other of its securities or any rights, warrants or options to acquire any such shares or other securities (except, in the case of this clause (C), for the acquisition in compliance with any applicable laws of SmartForce Ordinary Shares or SmartForce ADSs from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares at their original issuance price in connection with any termination of services to SmartForce);

          (b) except as provided in Section 5.2(b) of the SmartForce Disclosure Schedule, issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any of its share capital, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than (i) the issuance of SmartForce Ordinary Shares or SmartForce ADSs upon the exercise of SmartForce Share Options outstanding on the date of this Agreement in accordance with their present terms, (ii) the grant of options to purchase SmartForce Ordinary Shares or SmartForce ADSs, which grants shall not exceed 3,825,000 shares in the aggregate, and shall have an exercise price equal to the fair market value thereof on the date of grant and shall otherwise be upon SmartForce's customary terms and (iii) the grant of options and the issuance of SmartForce ADSs in the Ordinary Course of Business under SmartForce's Employee Share Purchase Plan as currently in effect);

          (c) except as provided in Section 5.2(c) of the SmartForce Disclosure Schedule, amend the SmartForce Charter Documents or other comparable charter or organizational documents, except to the extent necessary to carry into effect the provisions of Sections 6.16 and 6.19 or as otherwise expressly provided by this Agreement;

          (d) except as provided in Section 5.2(d) of the SmartForce Disclosure Schedule, acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (B) any assets that are material, in the aggregate, to SmartForce and its Subsidiaries, taken as a whole;

          (e) except as provided in Section 5.2(e) of the SmartForce Disclosure Schedule and except in the Ordinary Course of Business, sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets of SmartForce or of any of its Subsidiaries;

          (f) except as provided in Section 5.2(f) of the SmartForce Disclosure Schedule, whether or not in the Ordinary Course of Business, sell, lease, license, encumber, dispose of or otherwise transfer any assets material to SmartForce and its Subsidiaries, taken as a whole (including any accounts, leases, contracts or intellectual property or any assets or the stock of any of its Subsidiaries, but excluding the sale or license of products in the Ordinary Course of Business);

          (g) adopt or implement any shareholder rights plan or, except as provided in Section 4.20, amend the SmartForce Rights Plan;

          (h) except for a confidentiality agreement as permitted by Section 6.1, and except as provided in Section 5.2(h) of the SmartForce Disclosure Schedule, enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of all or substantially all of the assets or securities of SmartForce or any of its Subsidiaries;

          (i) (A) incur or suffer to exist any indebtedness for borrowed money or guarantee any such indebtedness of another person, (B) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of SmartForce or any of its Subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or (C) make any loans, advances (other than routine advances to employees of SmartForce in the Ordinary Course of Business) or capital contributions to, or investment in, any other person, other than SmartForce or any of its direct or indirect wholly owned Subsidiaries;

          (j) except as provided in Section 5.2(j) of the SmartForce Disclosure Schedule, make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $7,500,000 in the aggregate for SmartForce and its Subsidiaries, taken as a whole;

          (k) make any changes in accounting methods, principles or practices, except insofar as may have been required by the SEC or a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

          (l) except as provided in Section 5.2(l) of the SmartForce Disclosure Schedule and except in the Ordinary Course of Business, modify, amend or terminate any material contract or agreement to which SmartForce or any of its Subsidiaries is party, or knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable of SmartForce of any of its Subsidiaries);

          (m) except as provided in Section 5.2(m) of the SmartForce Disclosure Schedule, (A) except in the Ordinary Course of Business, enter into any material contract or agreement or (B) license any material intellectual property rights to or from any third party;

          (n) expect as provided in Section 5.2(n) of the SmartForce Disclosure Schedule and except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof, (A) take any action with respect to, adopt, enter into, terminate or amend any employment, severance or similar agreement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement (other than severance or similar payments, and any agreements related thereto, for non-officer employees in the Ordinary Course of Business), (B) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant (whether in cash, stock, equity securities, property or otherwise) (except for annual increases of the salaries of non-officer employees in the Ordinary Course of Business), (C) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans, (D) pay any material benefit not provided for as of the date of this Agreement under any SmartForce Employee Plan, (E) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, or (F) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

         (o) except as provided in Section 5.2(o) of the SmartForce Disclosure Schedule, make or rescind any material Tax election, settle or compromise any Tax liability or amend any Tax return;

         (p) initiate, compromise, pay, discharge or settle any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), litigation or arbitration proceeding for an amount in the aggregate that exceeds $3,000,000, exclusive of any amounts covered by SmartForce Insurance Policies;

         (q) fail to maintain insurance at levels substantially comparable to levels existing as of the date of this Agreement; or

         (r) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action which would make any representation or warranty of SmartForce in this Agreement untrue or incorrect in any material respect, or would materially impair or prevent the satisfaction of any conditions in Article VII hereof.

     5.3 Confidentiality. The parties acknowledge that SmartForce and SkillSoft have previously executed a Mutual Nondisclosure Agreement dated as of April 11, 2002 (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified by this Agreement.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

     6.1 No Solicitation.

         (a) No Solicitation or Negotiation. From and after the date of this Agreement until the Effective Time or the termination of this Agreement pursuant to Article VIII hereof, and except as set forth in this Section 6.1, SkillSoft and SmartForce shall not, nor shall either of them authorize or permit any of their respective Subsidiaries or any of their or their Subsidiaries' respective directors, officers, investment bankers, attorneys, accountants or other advisors or representatives (such directors, officers, investment bankers, attorneys, accountants, other advisors and representatives, collectively, "Representatives") to directly or indirectly:

               (i) solicit, initiate, encourage or take any other action to facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (as defined in Section 6.1(f)), including without limitation (A) approving any transaction under Section 203 of the DGCL or any applicable provision of Irish law, (B) approving any person becoming an "interested stockholder" under Section 203 of the DGCL and (C) amending or granting any waiver or release under any standstill or similar agreement with respect to any SkillSoft Common Stock or SmartForce Ordinary Shares or SmartForce ADSs, respectively; or

               (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any person any information with respect to, assist or participate in any effort or attempt by any person with respect to, or otherwise cooperate in any way with, any Acquisition Proposal.

Notwithstanding the foregoing, prior to (1) in the case of SkillSoft, the adoption of this Agreement at the SkillSoft Meeting or, (2) in the case of SmartForce, the approval of the SmartForce Voting Proposal at the SmartForce Meeting (in each case, the "Specified Time"), SkillSoft or SmartForce may, to the extent required by their respective fiduciary obligations, as determined in good faith by the SkillSoft Board or the SmartForce Board, as the case may be, after consultation with outside counsel, in response to a Superior Proposal (as defined in Section 6.1(f)) that did not result from a breach by SkillSoft or SmartForce, as the case may be, of this Section 6.1, and subject to compliance with Section 6.1(c), (x) furnish information with respect to SkillSoft or SmartForce, as the case may be, to the person making such Superior Proposal and its Representatives pursuant to a customary confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement and (y) participate in discussions or negotiations with such person and its Representatives regarding any Superior Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 6.1(a) by any Representative of SkillSoft or SmartForce, as the case may be, or any of their Subsidiaries, whether or not such person is purporting to act on behalf of SkillSoft or SmartForce, as the case may be, or otherwise, shall be deemed to be a breach of this Section 6.1(a) by SkillSoft or SmartForce, as the case may be.

          (b) No Change in Recommendation or Alternative Acquisition Agreement. Beginning immediately upon the release of the press release announcing the execution of this Agreement, neither the SkillSoft Board nor the SmartForce Board nor any committee thereof shall:

               (i) except as set forth in this Section 6.1, withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to the other party, its approval or recommendation with respect to the SkillSoft Voting Proposal or the SmartForce Voting Proposal, as the case may be;

               (ii) cause or permit SkillSoft or SmartForce to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement constituting or relating to any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.1(a) entered into in the circumstances referred to in
Section 6.1(a)); or

               (iii) adopt, approve or recommend, or propose to adopt, approve or recommend, any Acquisition Proposal.

Notwithstanding the foregoing, the SkillSoft Board or the SmartForce Board may, in response to a Superior Proposal that did not result from a breach by SkillSoft or SmartForce, as the case may be, of this Section 6.1, withdraw or modify its recommendation with respect to the SkillSoft Voting Proposal or the SmartForce Voting Proposal, as the case may be, if the SkillSoft Board or the SmartForce Board, as the case may be, determines in good faith (after consultation with outside counsel) that its fiduciary obligations require it to do so, but only at a time that is prior to the Specified Time and is after the fifth business day following receipt by SmartForce (if SkillSoft has received a Superior Proposal) or SkillSoft (if SmartForce has received a Superior Proposal) of written notice advising it that the SkillSoft Board or the SmartForce Board, as the case may be, desires to withdraw or modify the recommendation due to the existence of a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. Nothing in this Section 6.1 shall be deemed to (A) permit SkillSoft or SmartForce to take any action described in clauses (ii) or (iii) of the first sentence of this Section 6.1(b), (B) affect any obligation of SkillSoft or SmartForce under this Agreement or (C) limit SkillSoft's or SmartForce's obligation to call, give notice of, convene and hold the SkillSoft Meeting or the SmartForce Meeting, respectively, regardless of whether the SkillSoft Board or the SmartForce Board, as the case may be, has withdrawn or modified its recommendation.

          (c) Notices; Additional Negotiations. Each party shall immediately advise the other party orally, with written confirmation to follow promptly (and in any event within 24 hours), of any Acquisition Proposal or any request for nonpublic information in connection with any Acquisition Proposal, or of any inquiry with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal or inquiry and the identity of the person making any such Acquisition Proposal or inquiry. Neither party shall provide any information to or participate in discussions or negotiations with the person or entity making any Superior Proposal until two business days after such party has first notified the other party of such Acquisition Proposal as required by the preceding sentence. The party receiving an Acquisition Proposal shall (i) keep the other party fully informed, on a current basis, of the status and details (including any change to the terms) of any such Acquisition Proposal or inquiry, (ii) provide to the other party as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to the party receiving an Acquisition Proposal from any third party in connection with any Acquisition Proposal or sent or provided by such party to any third party in connection with any Superior Proposal, and (iii) if the other party shall make a counterproposal, consider and cause its financial and legal advisors to negotiate on its behalf in good faith with respect to the terms of such counterproposal. Contemporaneously with providing any information to a third party in connection with any such Superior Proposal or inquiry, the party receiving a Superior

Proposal shall furnish a copy of such information to the other party to the extent that such copy has not previously been provided to the other party. In addition to the foregoing, SkillSoft or SmartForce shall (i) provide the other party with at least 24 hours prior notice (or such lesser prior notice as provided to the members of SkillSoft's or SmartForce's Board of Directors but in no event less than eight hours) of any meeting of SkillSoft's or SmartForce's Board of Directors at which SkillSoft's or SmartForce's Board of Directors is reasonably expected to consider a Superior Proposal and (ii) provide the other party with at least two business days prior written notice of a meeting of SkillSoft's or SmartForce's Board of Directors at which SkillSoft's or SmartForce's Board of Directors is reasonably expected to recommend a Superior Proposal to its stockholders and together with such notice a copy of the definitive documentation relating to such Superior Proposal to the extent that such copy has not previously been provided to the other party.

          (d)  Certain Permitted Disclosure. Nothing contained in this Section
6.1 or in Section 6.5 shall be deemed to prohibit either party from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14e-2(a) promulgated under the Exchange Act or the provisions of the Irish Takeover Panel Act of 1997 or any rules or directions made by the Irish Takeover Panel thereunder or any direction or ruling of the Irish Takeover Panel with regard to an Acquisition Proposal, if, in the good faith judgment of the SkillSoft Board or the SmartForce Board, as the case may be, based on the advice of outside counsel, failure to so disclose would be inconsistent with its obligations under applicable law.

          (e) Cessation of Ongoing Discussions. Each party shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal. As of the date of this Agreement, each of SkillSoft and SmartForce represents that neither it nor any of its Subsidiaries is engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal.

          (f)  Definitions. For purposes of this Agreement:

          "Acquisition Proposal" means, with respect to any party, (i) any inquiry, proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, tender offer, recapitalization, share exchange or other business combination involving such party or any of its Subsidiaries, (ii) any proposal for the issuance by such party or any of its Subsidiaries of over 10% of its equity securities or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 10% of the equity securities or consolidated total assets of such party, in each case other than the Merger contemplated by this Agreement.

          "Superior Proposal" means, with respect to any party, any unsolicited, bona fide written proposal made by a third party to acquire more than 50% of the equity securities or assets of such party, pursuant to a tender or exchange offer, a merger, a consolidation or a sale of its assets, (i) on terms which such party's Board of Directors determines in its good faith judgment to be more favorable from a financial point of view to the stockholders of such party than the transactions contemplated by this Agreement (after taking in account the advice with respect thereto of an internationally recognized independent financial advisor), taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by either party to amend the terms of this Agreement) and (ii) that is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, however, that no Acquisition Proposal shall be deemed to be a Superior Proposal if any financing required to consummate the Acquisition Proposal is not committed.

     6.2 Joint Proxy Statement/Prospectus; Registration Statement; ADSs Registration Statement.

          (a) As promptly as practical after the execution of this Agreement, SmartForce and SkillSoft shall jointly prepare the Registration Statement, which shall include the Joint Proxy Statement/Prospectus, and SmartForce shall file the Registration Statement with the SEC and SkillSoft shall file the Joint Proxy Statement/Prospectus with the SEC. Each of SkillSoft and SmartForce shall provide promptly to the other party such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Joint Proxy Statement/Prospectus and the Registration Statement, or in any supplements or amendments thereto, and cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Joint Proxy Statement/Prospectus and the Registration Statement. Each of SmartForce and SkillSoft shall respond to any comments of the SEC and shall use its respective commercially reasonable efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC and the Registration Statement declared effective under the Securities Act as promptly as practicable after such filings and SmartForce and SkillSoft shall cause the Joint Proxy Statement/Prospectus to be mailed to their respective stockholders at the earliest practicable time after both the Joint Proxy Statement/Prospectus is cleared by the SEC and the Registration Statement is declared effective under the Securities Act. Each of SmartForce and SkillSoft shall notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Joint Proxy Statement/Prospectus or any filing pursuant to Section 6.2(b) or for additional information and shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Joint Proxy Statement/Prospectus, the Merger or any filing pursuant to Section 6.2(b). Each of SmartForce and SkillSoft shall use commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Joint Proxy Statement/Prospectus, the Registration Statement or any filing pursuant to
Section 6.2(b), SmartForce or SkillSoft, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other Governmental Entity or government officials, and/or mailing to stockholders of SmartForce and SkillSoft, such amendment or supplement.

          (b) SmartForce and SkillSoft shall promptly make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable state blue sky laws, the applicable laws of any other jurisdiction and the rules and regulations thereunder.

          (c) After the execution of this Agreement, SmartForce shall cause the filing of a Registration Statement on Form F-6 (the "ADS Registration Statement") with the SEC for the purpose of registering up to 130,000,000 additional SmartForce ADSs evidenced by SmartForce ADRs.

     6.3 Nasdaq Quotations. SmartForce and SkillSoft each agree to continue the quotation of the SmartForce ADSs and SkillSoft Common Stock, respectively, on Nasdaq during the term of this Agreement.

     6.4 Access to Information. Each of SmartForce and SkillSoft shall (and shall cause each of its Subsidiaries to) afford to the other party's officers, employees, accountants, counsel and other representatives, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel and records and, during such period, each of SmartForce and SkillSoft shall (and shall cause each of its Subsidiaries to) furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws or the securities laws of any other applicable jurisdiction and
(b) all other information concerning its business, properties, assets and personnel as the other party may reasonably request. Each of SmartForce and SkillSoft will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section 6.4 or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

     6.5  Stockholders Meetings.

          (a) SkillSoft, acting through the SkillSoft Board, shall take all actions in accordance with applicable law, its Certificate of Incorporation and By-laws and the rules of The Nasdaq Stock Market, Inc. to promptly and duly call, give notice of, convene and hold as promptly as practicable after the declaration of effectiveness of the Registration Statement, the SkillSoft Stockholders Meeting for the purpose of considering and voting upon the SkillSoft Voting Proposal. Subject to Section 6.1(b), to the fullest extent permitted by applicable law, (i) the SkillSoft Board shall unanimously recommend approval and adoption of the SkillSoft Voting Proposal by the stockholders of SkillSoft and include such unanimous recommendation in the Joint Proxy Statement/Prospectus, and (ii) neither the SkillSoft Board nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to SmartForce, the recommendation of the SkillSoft Board that SkillSoft's stockholders vote in favor of the SkillSoft Voting Proposal. SkillSoft shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the SkillSoft Voting Proposal and shall take all other action necessary or advisable to secure the vote or consent of the SkillSoft Stockholders required by the DGCL, the Certificate of Incorporation and By-laws of SkillSoft, the rules of The Nasdaq Stock Market, Inc. and all other applicable legal requirements to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, after consultation with SmartForce, SkillSoft may adjourn or postpone the SkillSoft Stockholder Meeting to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to SkillSoft's stockholders or, if as of the time for which the SkillSoft Stockholders Meeting is originally scheduled (as set forth in the Joint Proxy

Statement/Prospectus) there are insufficient shares of SkillSoft Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the SkillSoft Stockholders Meeting.

         (b) SmartForce, acting through the SmartForce Board, shall take all actions in accordance with applicable law, the SmartForce Charter Documents, the Irish Takeover Act and the rules of The Nasdaq Stock Market, Inc. to promptly and duly call, give notice of, convene and hold as promptly as practicable after the declaration of effectiveness of the Registration Statement, the SmartForce Shareholders Meeting for the purpose of considering and voting upon the SmartForce Voting Proposal. Subject to Section 6.1(b), to the fullest extent permitted by applicable law, (i) the SmartForce Board shall unanimously recommend approval of the SmartForce Voting Proposal by the shareholders of SmartForce and include such unanimous recommendation in the Joint Proxy Statement/Prospectus, and (ii) neither the SmartForce Board nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to SkillSoft, the recommendation of the SmartForce Board that SmartForce's shareholders vote in favor of the SmartForce Voting Proposal. SmartForce shall take all action that is both reasonable and lawful to solicit from its shareholders proxies in favor of the SmartForce Voting Proposal and shall take all other action necessary or advisable to secure the vote or consent of the shareholders of SmartForce required by the rules of The Nasdaq Stock Market, Inc., the SmartForce Charter Documents and all other applicable legal requirements to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, after consultation with SkillSoft, SmartForce may adjourn or postpone the SmartForce Shareholders Meeting to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to SmartForce's shareholders or, if as of the time for which the SmartForce Shareholders Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus) there are insufficient SmartForce Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the SmartForce Shareholders Meeting.

         (c) SkillSoft and SmartForce shall call, give notice of, convene and hold the SkillSoft Meeting and the SmartForce Meeting, respectively, in accordance with this Section 6.5 for the purpose of voting upon the SkillSoft Voting Proposal and the SmartForce Voting Proposal, respectively, and shall submit the SkillSoft Voting Proposal and the SmartForce Voting Proposal, respectively, to their respective stockholders for the purpose of acting upon such proposal whether or not (i) the SkillSoft Board or the SmartForce Board, as the case may be, at any time subsequent to the date hereof determines, in the manner permitted by Section 6.1(b), that this Agreement is no longer advisable or recommends that the stockholders of SkillSoft or SmartForce, as the case may be, reject it, or (ii) any actual, potential or purported Acquisition Proposal or Superior Proposal has been commenced, disclosed, announced or submitted to SkillSoft or SmartForce, as the case may be.

    6.6  Stockholder and Employee Agreements.

         (a) Warburg Pincus Ventures L.P. and each director and executive officer of SkillSoft shall execute and deliver the SkillSoft Stockholder Agreement to SmartForce immediately after the signing of this Agreement.

         (b) Each director and executive officer of SmartForce shall execute and deliver the SmartForce Shareholder Agreement to SkillSoft immediately after the signing of this Agreement.

    6.7  Legal Conditions to Merger.

         (a) Subject to the terms hereof, including Section 6.7(b), SkillSoft and SmartForce shall each use commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by SkillSoft or SmartForce or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws,
(B) the HSR Act and any related governmental request thereunder, (C) the Irish Mergers Act, (D) the Irish Takeover Act, and (E) any other applicable law and
(iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. SkillSoft and SmartForce shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. SkillSoft and SmartForce shall use their respective commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Joint Proxy Statement/Prospectus and the Registration Statement) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, SmartForce and SkillSoft agree that nothing contained in this Section 6.7(a) shall modify or affect their respective rights and responsibilities under Section 6.7(b).

         (b) Subject to the terms hereof, SmartForce and SkillSoft agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective commercially reasonable efforts to obtain any government clearances or approvals required for Closing under the HSR Act, the Irish Mergers Act and any other federal, state or foreign law or, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade reasonably determined by the parties to apply (collectively "Antitrust Laws"), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Antitrust Order") that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. Notwithstanding anything in this Agreement to the contrary in this Section 6.7, neither SmartForce nor SkillSoft shall be under any obligation to (i) make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any material assets or categories of assets of SmartForce or SkillSoft or the holding separate of the shares of SkillSoft Common Stock (or shares of stock of the Surviving Corporation) or imposing or seeking to impose any material limitation on the ability of SmartForce or SkillSoft to conduct its business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of SkillSoft Common Stock (or shares of stock of the Surviving Corporation) or (ii) take any action under this Section 6.7 if the United States Department of Justice or the United States Federal Trade Commission or any applicable foreign regulatory agency authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the Merger.

         (c) Each of SkillSoft and SmartForce shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their commercially reasonable efforts to obtain any third party consents related to or required in connection with the Merger that are (A) necessary to consummate the transactions contemplated hereby, (B) disclosed or required to be disclosed in SkillSoft Disclosure Schedule or SmartForce Disclosure Schedule, as the case may be, or
(C) required to prevent a SkillSoft Material Adverse Effect or a SmartForce Material Adverse Effect from occurring prior to or after the Effective Time.

    6.8 Public Disclosure. Except as may be required by law or stock market regulations, (i) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by SmartForce and SkillSoft and (ii) SmartForce and SkillSoft shall use commercially reasonable efforts to consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to using such efforts.

    6.9 Section 368(a) Reorganization. SmartForce and SkillSoft shall each use commercially reasonable efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code. The parties hereto hereby adopt this Agreement as a plan of reorganization. From and after the Effective Time, SmartForce shall cause SkillSoft to comply with all applicable reporting requirements set forth in Treasury Regulations under
Section 367 of the Code, including, without limitation, Regulation Section 1.367(a)-(3)(c)(6).

    6.10 Affiliate Legends. Section 6.10 of the SkillSoft Disclosure Schedule sets forth a list of those persons who are, in SkillSoft's reasonable judgment, "affiliates" of SkillSoft within the meaning of Rule 145 promulgated under the Securities Act ("Rule 145 Affiliates"). SkillSoft shall notify SmartForce in writing of any change in the identity of its Rule 145 Affiliates prior to the Closing. SmartForce shall be entitled to place appropriate legends on the SmartForce ADRs evidencing any SmartForce ADSs to be received by Rule 145 Affiliates of SkillSoft in the Merger reflecting the restrictions set forth in the Affiliate Deposit Agreement and Rule 145 promulgated under the Securities Act and to issue appropriate stop transfer instructions to the transfer agent for SmartForce ADSs. SkillSoft will use commercially reasonable efforts to deliver or cause to be delivered to SmartForce, as promptly as practicable on or following the date hereof, from each Rule 145 Affiliate, an executed Affiliate Agreement in substantially the form attached hereto as Exhibit C (an "Affiliate Agreement").

    6.11 Nasdaq National Market Listing. SmartForce shall, if required by the rules of The Nasdaq Stock Market, Inc., file with The Nasdaq Stock Market, Inc. a Notification Form: Listing of Additional Shares with respect to the SmartForce ADSs issuable pursuant to the transactions contemplated by this Agreement.

    6.12 Stockholder Litigation. Until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, each party shall give the other party the opportunity to participate in the defense or settlement of any stockholder litigation relating to this Agreement or any of the transactions contemplated by this Agreement, and shall not settle any such litigation without the other party's prior written consent, which will not be unreasonably withheld or delayed.

    6.13 Indemnification.

         (a) From and after the Effective Time, SmartForce shall, to the fullest extent permitted by law, cause the Surviving Corporation, for a period of six years from the Effective Time, to, indemnify and hold harmless each present and former director and officer of SkillSoft (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that SkillSoft would have been permitted under Delaware law and its Certificate of Incorporation or By-laws in effect on the date hereof to indemnify an Indemnified Party (and SmartForce and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification). Without limiting the generality of the foregoing, SmartForce acknowledges and agrees that the litigation described in SkillSoft's Annual Report on Form 10-K for the fiscal year ended January 31, 2002 constitutes litigation to which the directors, officers and employees of SkillSoft named as defendants therein are entitled to indemnification in accordance with the terms of Delaware law and/or SkillSoft's Certificate of Incorporation (provided they satisfy the conditions for litigation set forth therein), and SmartForce agrees, subject to the terms of Delaware law and/or SkillSoft's Certificate of Incorporation, to cause the Surviving Corporation to continue to reimburse such defendants for the cost of such litigation, including without limitation the reasonable fees and expenses of the attorneys currently retained by such defendants in connection with the defense of such litigation.

         (b) For a period of six years after the Effective Time, SmartForce shall cause the Surviving Corporation to maintain (to the extent available in the market) in effect a directors' and officers' liability insurance policy covering those persons who are currently covered by SkillSoft's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered or made available to SmartForce) with coverage in amount and scope at least as favorable to such persons as SkillSoft's existing coverage; provided, that in no event shall SmartForce or the Surviving Corporation be required to expend in excess of 150% of the annual premium currently paid by SkillSoft for such coverage; provided, further, that if the annual premium exceeds such amount, SmartForce will cause the Surviving Corporation to obtain as much coverage as possible for such amount.

          (c) The provisions of this Section 6.13 are intended to be in addition to the rights otherwise available to the current officers and directors of SkillSoft by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

     6.14 Notification of Certain Matters. SmartForce shall give prompt notice to SkillSoft, and SkillSoft shall give prompt notice to SmartForce, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) (i) any representation or warranty of such party contained in this Agreement that is qualified as to materiality to be untrue or inaccurate in any respect or (ii) any other representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of SmartForce and the Transitory Subsidiary or SkillSoft, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party's obligation to consummate the Merger.

     6.15 Exemption from Liability Under Section 16(b).

          (a) The SmartForce Board, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the receipt by SkillSoft Insiders (as defined below) of SmartForce securities in exchange for shares of SkillSoft Common Stock, and of options to purchase SmartForce securities upon assumption and conversion of SkillSoft Stock Options, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, is intended to be exempt pursuant to Rule 16b-3 under the Exchange Act.

          (b) For purposes of Section 6.15(a), "Section 16 Information" shall mean information regarding SkillSoft Insiders and the number of shares of SkillSoft Common Stock or other SkillSoft equity securities deemed to be beneficially owned by each such SkillSoft Insider and expected to be exchanged for SmartForce securities, or options to purchase SmartForce securities, in each case, in connection with the Merger which shall be provided by SkillSoft to SmartForce no later than 10 business days prior to the Closing.

          (c) For purposes of Section 6.15(a), "SkillSoft Insiders" shall mean those officers and directors of SkillSoft who are subject to the reporting requirements of Section 16(a) of the Exchange Act as listed in the Section 16 Information.

     6.16 Board of Directors of SmartForce. SmartForce shall take all necessary action to cause, effective as of the Effective Time, (i) the number of members of the SmartForce Board to be fixed at seven, (ii) the election of Charles E. Moran, Stewart K.P. Gross, William T. Coleman III and Howard Edelstein to the SmartForce Board, and (iii) the resignation, or removal without cause, of all directors of SmartForce other than Gregory Priest, James S. Krzywicki and Ferdinand von Prondzynski.

     6.17 Management. SmartForce shall take all necessary action to cause Charles E. Moran to be appointed as President and Chief Executive Officer of SmartForce and Gregory M. Priest to be appointed as Chairman and Chief Strategy Officer of SmartForce, each effective as of the Effective Time.

     6.18 Headquarters of SmartForce. Immediately following the Effective Time, the operating headquarters of SmartForce in the United States shall be located in Nashua, New Hampshire.

     6.19 Corporate Name. SmartForce and SkillSoft shall in good faith discuss and attempt to agree, as promptly as practicable following the date of this Agreement, on the corporate name of SmartForce following the Closing.

     6.20 Employee Benefits. Following the Effective Time, SmartForce will give each Continuing Employee full credit for prior service with SkillSoft or its Subsidiaries for purposes of (i) eligibility and vesting under any SmartForce Employee Plans, (ii) determination of benefits levels under any SmartForce Employee Plan or policy relating to vacation or severance and (iii) determination of "retiree" status under any SmartForce Employee Plan, in each case for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, but except where such crediting would (A) result in a duplication of benefits or (B) otherwise cause SmartForce or its Subsidiaries or any SmartForce Employee Plan or trust relating thereto to accrue or pay for benefits that relate to any time period prior to the Continuing Employee's participation in the SmartForce Employee Plan. SmartForce agrees that each Continuing Employee shall be eligible to either: (i) participate in SmartForce Employee Plans as permitted by the terms of such SmartForce Employee Plans, (ii) participate in SkillSoft Employee Plans that are continued by SmartForce, or (iii) a combination of clauses (i) and (ii) so that each Continuing Employee is eligible for benefits that are substantially similar in the aggregate to those of similarly situated employees of SmartForce.

     6.21 Termination of Pension Plan. Effective as of the day immediately preceding the Effective Time, SkillSoft and its ERISA Affiliates, as applicable, shall each terminate any and all group severance, separation or salary continuation plans, programs or arrangements and any and all plans intended to include a Code Section 401(k) arrangement (unless SmartForce consents, as evidenced by written notice to SkillSoft, to the continuation of any such plan, program or arrangement, which consent shall not be unreasonably withheld) (collectively, "SkillSoft Terminating Plan(s)"). SmartForce agrees that the Continuing Employees shall be eligible to participate, to the extent they were eligible to participate in the SkillSoft Terminating Plan, in a comparable SmartForce plan, program or arrangement, as promptly following the Effective Time as is permitted by the terms of such SmartForce plan, program or arrangement. Unless SmartForce provides such written consent to SkillSoft, no later than three business days prior to

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the Effective Time, SkillSoft shall provide SmartForce with evidence that such
SkillSoft Terminating Plan(s) have been terminated (effective as of the day immediately preceding the Effective Time) pursuant to resolutions of SkillSoft's Board of Directors. SkillSoft also shall take such other actions in furtherance of terminating such SkillSoft Terminating Plan(s) as SmartForce may reasonably require.

     6.22 FIRPTA Certificate. On or prior to the Closing Date, SkillSoft shall deliver to SmartForce a properly executed statement in a form reasonably acceptable to SmartForce for purposes of satisfying SmartForce's obligations under Treasury Regulation Section 1.1445-2(c)(3).

                                   ARTICLE VII

                              CONDITIONS TO MERGER

     7.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

          (a) Stockholder Approvals. The SkillSoft Voting Proposal shall have been approved and adopted at the SkillSoft Meeting, at which a quorum is present, by the requisite vote of the stockholders of SkillSoft under applicable law and SkillSoft's Certificate of Incorporation. The SmartForce Voting Proposal shall have been approved at the SmartForce Meeting, at which a quorum is present, by the requisite vote of the shareholders of SmartForce under applicable law, the rules of The Nasdaq Stock Market, Inc. and the SmartForce Charter Documents.

          (b) HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (c) Irish Mergers Act. Either (i) the Minister for Enterprise, Trade and Employment of Ireland (the "Minister") shall state in writing that he or she does not intend to make an order under Section 9 of the Irish Mergers Act in relation to the Merger; (ii) the Minister shall have made a conditional order permitting the Merger, which conditions do not require SmartForce or SkillSoft to divest any shares of capital stock, assets or properties which are material to their respective businesses, or impose any material limitations on the ability of SmartForce or SkillSoft to conduct their business or to own or exercise control of any such material capital stock, assets or properties (in which case SmartForce shall accept the conditions to the proposed Merger set forth in the order); or (iii) the relevant period within the meaning of Section 6 of the Irish Mergers Act shall have expired without the Minister having made any order or, in each case above, the Minister shall have issued an equivalent decision or determination under any legislative provision amending or replacing any such Section or provision.

          (D) Governmental Approvals. Other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the

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Merger and the consummation of the other transactions contemplated by this
Agreement, the failure of which to file, obtain or occur is reasonably likely to have a SmartForce Material Adverse Effect or a SkillSoft Material Adverse Effect shall have been filed, been obtained or occurred on terms and conditions which could not reasonably be likely to have a SmartForce Material Adverse Effect or a SkillSoft Material Adverse Effect.

          (e) Registration Statement; ADS Registration Statement; Joint Proxy Statement/Prospectus. The Registration Statement and the ADS Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement or the ADS Registration Statement shall have been issued and no proceeding for that purpose, and no similar proceeding with respect to the Joint Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC or its staff.

          (f) No Injunctions or Proceedings. No Governmental Entity of competent jurisdiction shall have (i) enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement, or (ii) commenced any action or proceeding seeking any of the foregoing.

          (g) Nasdaq Notification. If required by the rules of The Nasdaq Stock Market, Inc., SmartForce shall have submitted to The Nasdaq Stock Market, Inc. a Notification Form: Listing of Additional Shares with respect to the SmartForce ADSs to be issued pursuant to the transactions contemplated by this Agreement.

     7.2 Additional Conditions to the Obligations of SmartForce and the Transitory Subsidiary. The obligations of SmartForce and the Transitory Subsidiary to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived in writing exclusively by SmartForce and the Transitory
Subsidiary:

          (a) Representations and Warranties. The representations and warranties of SkillSoft set forth in this Agreement and in any certificate or other writing delivered by SkillSoft pursuant hereto shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct in all material respects as of such date, (y) for changes contemplated by this Agreement and (z) where the failure to be true and correct (without regard to any materiality, SkillSoft Material Adverse Effect or knowledge qualifications contained therein), individually or in the aggregate, have not had, and are not reasonably likely to have, a SkillSoft Material Adverse Effect); and SmartForce shall have received a certificate signed on behalf of SkillSoft by the chief executive officer and the chief financial officer of SkillSoft to such effect.

          (b) Performance of Obligations of SkillSoft. SkillSoft shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and SmartForce shall have received a certificate signed on behalf of SkillSoft by the chief executive officer and the chief financial officer of SkillSoft to such effect.

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

          (c) Tax Opinion. SmartForce shall have received the written opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to SmartForce, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided that if Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, does not render such opinion, this condition shall nonetheless be deemed satisfied if Hale and Dorr LLP renders such opinion to SmartForce (it being agreed that SmartForce and SkillSoft shall each provide reasonable cooperation, including making reasonable and customary representations, to Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, or Hale and Dorr LLP, as the case may be, to enable them to render such opinion and that counsel shall be entitled to rely on such representations and such assumptions as they may deem appropriate in rendering such opinion).

          (d) Affiliate Agreements. Each of the Rule 145 Affiliates shall have entered into the Affiliate Agreement and each of such agreements shall be in full force and effect as of the Effective Time.

     7.3 Additional Conditions to the Obligations of SkillSoft. The obligation of SkillSoft to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by SkillSoft:

          (a) Representations and Warranties. The representations and warranties of SmartForce and the Transitory Subsidiary set forth in this Agreement and in any certificate or other writing delivered by SmartForce or the Transitory Subsidiary pursuant hereto shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct in all material respects as of such date, (y) for changes contemplated by this Agreement and (z) where the failure to be true and correct (without regard to any materiality, SmartForce Material Adverse Effect or knowledge qualifications contained therein), individually or in the aggregate, have not had, and are not reasonably likely to have, a SmartForce Material Adverse Effect); and SkillSoft shall have received a certificate signed on behalf of SmartForce by the chief executive officer or the chief financial officer of SmartForce to such effect.

          (b) Performance of Obligations of SmartForce and Sub. SmartForce and the Transitory Subsidiary shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date, and SkillSoft shall have received a certificate signed on behalf of SmartForce by the chief executive officer or the chief financial officer of SmartForce to such effect.

          (c) Tax Opinion. SkillSoft shall have received the written opinion of Hale and Dorr LLP, counsel to SkillSoft, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided that if Hale and Dorr LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, renders such opinion to SkillSoft (it being agreed that SmartForce and SkillSoft shall each provide reasonable cooperation, including making reasonable and customary representations, to Hale and

Dorr LLP or Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, as the case may be, to enable them to render such opinion and that counsel shall be entitled to rely on such representations and such assumptions as they may deem appropriate in rendering such opinion).

          (d) Registration Rights Agreement. SmartForce shall have entered into the Registration Rights Agreement with Warburg, Pincus Ventures, L.P. in the form attached hereto as Exhibit D.

                                  ARTICLE VIII

                            TERMINATION AND AMENDMENT

     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(i), by written notice by the terminating party to the other party), whether before or after approval of the Merger by the stockholders of SkillSoft:

          (a) by mutual written consent duly authorized by the Boards of Directors of SmartForce and SkillSoft; or

          (b) by either SmartForce or SkillSoft if the Merger shall not have been consummated by November 30, 2002 (the "Outside Date") (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act, in breach of this Agreement, has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date); or

          (c) by either SmartForce or SkillSoft if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

          (d) by either SmartForce or SkillSoft if at the SkillSoft Meeting (including any adjournment or postponement permitted by this Agreement), at which a vote on the SkillSoft Voting Proposal is taken, the requisite vote of the stockholders of SkillSoft in favor of the SkillSoft Voting Proposal shall not have been obtained (provided that the right to terminate this Agreement under this Section 8.1(d) shall not be available (x) to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure to obtain such requisite vote or (y) to SkillSoft, if the failure to obtain such requisite vote has been caused by a breach of the SkillSoft Stockholder Agreement by any party thereto other than SmartForce); or

          (e) by either SmartForce or SkillSoft if at the SmartForce Meeting (including any adjournment or postponement permitted by this Agreement), at which a vote on the SmartForce Voting Proposal is taken, the requisite vote of the shareholders of SmartForce in favor of the SmartForce Voting Proposal shall not have been obtained (provided that the right to terminate this Agreement under this Section 8.1(e) shall not be available (x) to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure to obtain such requisite vote or (y) to SmartForce, if the failure to obtain such

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

requisite vote has been caused by a breach of the SmartForce Shareholder Agreement by any party thereto other than SkillSoft); or

          (f) by SmartForce, if: (i) the SkillSoft Board shall have failed to give its recommendation to the approval of the SkillSoft Voting Proposal in the Joint Proxy Statement/Prospectus or shall have withdrawn or modified in a manner adverse to SmartForce its recommendation of the SkillSoft Voting Proposal; (ii) the SkillSoft Board (or any committee thereof) shall have approved or recommended to the stockholders of SkillSoft an Acquisition Proposal; (iii) a tender offer or exchange offer for outstanding shares of SkillSoft Common Stock is commenced (other than by SmartForce or an Affiliate of SmartForce), and the SkillSoft Board (or any committee thereof) (A) recommends that the stockholders of SkillSoft tender their shares in such tender or exchange offer, (B) within 10 business days after the commencement of such tender or exchange offer, the SkillSoft Board fails to recommend rejection of such offer or (C) the SkillSoft Board fails to reconfirm its recommendation of this Agreement or the Merger within 10 business days after its receipt of a request by SmartForce to do so; or (iv) SkillSoft shall have materially breached its obligations under Section
6.1 or Section 6.5(a) of this Agreement;

          (g) by SkillSoft, if: (i) the SmartForce Board shall have failed to give its recommendation to the approval of the SmartForce Voting Proposal in the Joint Proxy Statement/Prospectus or shall have withdrawn or modified in a manner adverse to SkillSoft its recommendation of the SmartForce Voting Proposal; (ii) the SmartForce Board (or any committee thereof) shall have approved or recommended to the shareholders of SmartForce an Acquisition Proposal; (iii) a tender offer or exchange offer for outstanding SmartForce Ordinary Shares or SmartForce ADSs is commenced (other than by SkillSoft or an Affiliate of SkillSoft), and the SmartForce Board (or any committee thereof) (A) recommends that the shareholders of SmartForce tender their shares in such tender or exchange offer, (B) within 10 business days after the commencement of such tender or exchange offer, the SmartForce Board fails to recommend rejection of such offer, or (C) the SmartForce Board fails to reconfirm its recommendation of this Agreement or the Merger within 10 business days after its receipt of a request by SkillSoft to do so; or (iv) SmartForce shall have materially breached its obligations under Section 6.1 or Section 6.5(b) of this Agreement;

          (h) by SmartForce, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement (other than those referred to elsewhere in this Section 8.1) on the part of SkillSoft set forth in this Agreement, which breach (i) would cause the conditions set forth in Section 7.2(a) or (b) not to be satisfied, and (ii) shall not have been cured within 15 days following receipt by SkillSoft of written notice of such breach from SmartForce (it being agreed that SmartForce may not terminate this Agreement pursuant to this paragraph (h) if it shall be in material breach of this Agreement or if such breach by SkillSoft is cured during such 15 day period); and

          (i) by SkillSoft, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement (other than those referred to elsewhere in this Section 8.1) on the part of SmartForce set forth in this Agreement, which breach (i) would cause the conditions set forth in Section 7.3(a) or (b) not to be satisfied, and (ii) shall not have been cured within 15 days following receipt by SmartForce of written notice of such breach from

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

SkillSoft (it being agreed that SkillSoft may not terminate this Agreement pursuant to this paragraph (i) if it shall be in material breach of this Agreement or if such breach by SmartForce is cured during such 15 day period).

     8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of SmartForce, SkillSoft, the Transitory Subsidiary or their respective officers, directors, stockholders or Affiliates, provided that (i) any such termination shall not relieve any party from liability for any willful or intentional breach of this Agreement (which includes without limitation the making of any representation or warranty by a party in this Agreement that the party knew was not true and accurate when made) and (ii) the provisions of this Section 8.2, Section 8.3 and Article IX of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

     8.3  Fees and Expenses.

          (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided however, that SkillSoft and SmartForce shall share equally (i) the aggregate filing fees of both Parties' pre-merger notification report under the HSR Act, any filing fees under the Irish Mergers Act and any fees of the Irish Takeover Panel and (ii) all fees and expenses, other than accountant's and attorneys' fees, incurred with respect to the printing and filing of the Joint Proxy Statement/Prospectus (including any related preliminary materials) and the Registration Statement and any amendments or supplements thereto.

          (b) SkillSoft shall pay SmartForce a termination fee of $2,200,000 in the event of the termination of this Agreement by SmartForce or SkillSoft pursuant to Section 8.1(d). The termination fee due under this Section 8.3(b) shall be paid by wire transfer of same-day funds within one business day after the date of termination of this Agreement.

          (c) SkillSoft shall pay SmartForce a termination fee of $8,800,000, less the amount (if any) previously paid by SkillSoft pursuant to Section 8.3(b), in the event of the termination of this Agreement:

               (i)   by SmartForce or SkillSoft pursuant to Section 8.1(d) if
(A) following the date of this Agreement and prior to the termination of this Agreement, any Acquisition Proposal with respect to SkillSoft shall have been publicly announced or shall have become publicly known, and (B) within 12 months following the termination of this Agreement, either an Acquisition Transaction with a party other than SmartForce is consummated by SkillSoft or SkillSoft enters into an agreement providing for an Acquisition Transaction with a party other than SmartForce and such Acquisition Transaction is later consummated;

               (ii)  by SmartForce pursuant to Section 8.1(f); or

               (iii) by SmartForce pursuant to Section 8.1(h) as a result of an intentional breach of or failure to perform any representation, warranty, covenant or agreement on the part of SkillSoft.

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

     The termination fee due under this Section 8.3(c) shall be paid by wire transfer of same-day funds within one business day after the date of termination of this Agreement; except that the termination fee due under Section 8.3(c)(i) shall be paid by wire transfer of same-day funds within one business day after the earlier of the date that an Acquisition Transaction with a party other than SmartForce is consummated by SkillSoft or SkillSoft enters into an agreement providing for an Acquisition Transaction with a party other than SmartForce.

          (d) SmartForce shall pay SkillSoft a termination fee of $2,200,000 in the event of the termination of this Agreement by SkillSoft or SmartForce pursuant to Section 8.1(e). The termination fee due under this Section 8.3(d) shall be paid by wire transfer of same-day funds within one business day after the date of termination of this Agreement.

          (e) SmartForce shall pay SkillSoft a termination fee of $8,800,000, less the amount (if any) previously paid by SmartForce pursuant to Section 8.3(d), in the event of the termination of this Agreement:

              (i) by SkillSoft or SmartForce pursuant to Section 8.1(e) if (A) following the date of this Agreement and prior to the termination of this Agreement, any Acquisition Proposal with respect to SmartForce shall have been publicly announced or shall have become publicly known, and (B) within 12 months following the termination of this Agreement, either an Acquisition Transaction with a party other than SkillSoft is consummated by SmartForce or SmartForce enters into an agreement providing for an Acquisition Transaction with a party other than SkillSoft and such Acquisition Transaction is later consummated;

              (ii)  by SkillSoft pursuant to Section 8.1(g); or

              (iii) by SkillSoft pursuant to Section 8.1(i) as a result of an intentional breach of or failure to perform any representation, warranty, covenant or agreement on the part of SmartForce.

     The termination fee due under this Section 8.3(e) shall be paid by wire transfer of same-day funds within one business day after the date of termination of this Agreement; except that the termination fee due under Section 8.3(e)(i) shall be paid by wire transfer of same-day funds within one business day after the earlier of the date that an Acquisition Transaction with a party other than SkillSoft is consummated by SmartForce or SmartForce enters into an agreement providing for an Acquisition Transaction with a party other than SkillSoft.

          (f) For purposes of this Agreement, "Acquisition Transaction" shall mean any of the following transactions (other than the transaction contemplated by this Agreement): (i) a sale or other disposition by SmartForce or SkillSoft of business or assets representing 40% or more of the net revenues, net income or assets of the company immediately prior to such sale; (ii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by SmartForce or SkillSoft), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of 40% or more of the outstanding voting power or equity interest in SmartForce or SkillSoft; or (iii) a merger, consolidation, business combination or similar transaction involving SmartForce or SkillSoft in which the stockholders of SmartForce or

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

SkillSoft, as the case may be, own less than 50% of the voting power or equity interest in the surviving or acquiring entity in such transaction.

          (g) In the event that (i) a party to this Agreement (the "first party") delivers a notice of termination to the other party hereto (the "second party") pursuant to a paragraph of Section 8.1 that would not trigger the payment of a termination fee to the first party, (ii) at the time of delivery of such notice of termination, the second party was entitled to terminate this Agreement pursuant to a paragraph of Section 8.1 that would trigger the payment of a termination fee to the second party, and (iii) either (A) within three business days of delivery of such notice of termination, the second party delivers to the first party a notice of termination pursuant to a paragraph of
Section 8.1 that triggers the payment of a termination fee to the second party or (B) the second party had already delivered a notice of termination pursuant to Section 8.1(h) or 8.1(i) which was not yet effective due to the pending 15-day cure period thereunder, then the determination of whether a termination fee is payable under this Section 8.3 shall be made based upon the notice of termination delivered by the second party.

          (h) The parties acknowledge that the agreements contained in this
Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. If one party fails to promptly pay to the other any termination fee due hereunder, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Fleet Bank, N.A. plus five percent per annum, compounded quarterly, from the date such termination fee was required to be paid. Payment of the termination fee described in this Section 8.3 shall not be in lieu of damages incurred in the event of a breach of this Agreement described in clause (i) of
Section 8.2.

     8.4 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of any of the parties, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. No extension or waiver in any one instance shall be deemed to extend to any prior or subsequent instance. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

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

                                   ARTICLE IX

                                  MISCELLANEOUS

     9.1 Nonsurvival of Representations and Warranties. The respective representations and warranties of SkillSoft, SmartForce and the Transitory Subsidiary contained in this Agreement or in any instrument delivered pursuant to this Agreement shall expire with, and be terminated and extinguished upon, the Effective Time and only the covenants that by their terms survive the Effective Time shall survive the Effective Time. This Section 9.1 shall have no effect upon any other obligations of the parties hereto, whether to be performed before or after the consummation of the Merger.

     9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

          (a)    if to SmartForce or the Transitory Subsidiary, to

                 SmartForce Public Limited Company
                 900 Chesapeake Drive
                 Redwood City, California 94063
                 Attn: Chief Executive Officer

                 with a copy to:

                 Wilson Sonsini Goodrich & Rosati
                 Professional Corporation
                 650 Page Mill Road
                 Palo Alto, California 94304-1050
                 Attention: Steven V. Bernard
                 Telecopy No.: (650) 493-6811

                 and a copy to:

                 Wilson Sonsini Goodrich & Rosati
                 Professional Corporation
                 One Market
                 Spear Street Tower, Suite 3300
                 San Francisco, California 94105
                 Attention: Michael J. Kennedy
                 Telecopy No.: (415) 947-2099

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

          (b)    if to SkillSoft, to

                 SkillSoft Corporation
                 20 Industrial Park Drive
                 Nashua, New Hampshire 03062
                 Attn: Chief Executive Officer

                 with a copy to:

                 Hale and Dorr LLP
                 60 State Street
                 Boston, MA  02109
                 Attn: Patrick J. Rondeau
                 Telecopy: (617) 526-5000

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

     9.3 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.

     9.4 No Third Party Beneficiaries. Except as provided in Section 6.13, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

     9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

     9.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the

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

parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

     9.7 Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.

     9.8 Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement. For purposes of this Agreement, (i) the term "knowledge" means with respect to a party hereto, with respect to any matter in question, that any of the executive officers of such party has actual knowledge of such matter; and (ii) the term "person" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

     9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

     9.10 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

     9.11 WAIVER OF JURY TRIAL. EACH OF SMARTFORCE, THE TRANSITORY SUBSIDIARY AND SKILLSOFT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF SMARTFORCE, THE TRANSITORY SUBSIDIARY OR SKILLSOFT IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

 [the remainder of this page intentionally left blank - signature page follows]

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

         IN WITNESS WHEREOF, SmartForce, the Transitory Subsidiary and SkillSoft have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                    SMARTFORCE PUBLIC LIMITED COMPANY


                                    By:     /s/ Gregory M. Priest
                                            ------------------------------------
                                    Title:  Chairman and CEO
                                            ------------------------------------


                                    SLATE ACQUISITION CORP.


                                    By:     /s/ Gregory M. Priest
                                            ------------------------------------
                                    Title:      President and CEO
                                            ------------------------------------


                                    SKILLSOFT CORPORATION


                                    By:     /s/ Charles E. Moran
                                            ------------------------------------
                                    Title:      President and CEO
                                            ------------------------------------

                                      -71-